UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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VAIL RESORTS, INC.
(Name of Registrant as Specified In Its Charter)
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390 Interlocken Crescent
Broomfield, Colorado 80021

NOTICE OF THE 2020 ANNUAL MEETING OF STOCKHOLDERS
To be held on December 3, 2020
October 21, 2020
To our Stockholders:
Due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our stockholders, employees and directors, the 2020 Annual Meeting of Stockholders of Vail Resorts, Inc., a Delaware corporation (the “Company”), will be held via live virtual shareholder meeting on Thursday, December 3, 2020 at 9:00 a.m., Mountain Time. The annual meeting will be held to:

(1)	elect the nine directors named in the attached proxy statement to serve for a one-year term and until their successors are elected and qualified;

(2)	ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2021;

(3)	hold an advisory vote to approve executive compensation; and

(4)	transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.
These items of business are more fully described in the Proxy Statement accompanying this notice. You will be able to attend the virtual annual meeting online by visiting www.virtualshareholdermeeting.com/MTN2020. You also will be able to vote your shares electronically at the virtual annual meeting. The annual meeting will include a discussion of and voting on matters described in the Notice of 2020 Annual Meeting of Stockholders and Proxy Statement and a brief question and answer session.  The question and answer session will be limited only to questions relating to the proposals set forth in the Notice and Proxy Statement.  We will not be providing a business update or answering any business or company performance related questions at the annual meeting as we will be releasing our results for the first quarter of fiscal 2021 the following week and holding an investor call to discuss the results at such time.
Only holders of record of (i) shares of our common stock and (ii) exchangeable shares issued by Whistler Blackcomb Holdings, Inc. (formerly known as 1068877 B.C. Ltd.), a Canadian subsidiary of ours, at the close of business on October 7, 2020, which we refer to as the record date, are entitled to receive notice of, and to vote at, the annual meeting or at any postponement or adjournment thereof. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at the annual meeting and for ten days prior to the annual meeting at our principal executive offices located at 390 Interlocken Crescent, Broomfield, Colorado 80021.
Only such stockholders, their proxy holders, and our invited guests may attend the Annual Meeting. To participate in the virtual annual meeting, visit www.virtualshareholdermeeting.com/MTN2020 and log in using the 16-digit control number printed in the box marked by the arrow on your proxy card.
Pursuant to the “notice and access” rules of the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or about October 21, 2020, a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners as of the close of business on the record date. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials.
The Notice of Internet Availability of Proxy Materials will also identify the date, the time and website for the annual meeting; the matters to be acted upon at the annual meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our annual report and a form of proxy relating to the annual meeting; information on how to access and vote the form of proxy; and information on how to attend the virtual annual meeting and vote electronically. These proxy materials will be available free of charge.
Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the Proxy Statement, please vote at your earliest convenience by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you vote at the annual meeting, your previously submitted proxy will be revoked automatically and only your vote at the annual meeting will be counted. Your shares cannot be voted unless you vote by: (i) telephone, (ii) Internet, (iii) requesting a paper proxy card, to complete, sign and return by mail, or (iv) attending the virtual annual meeting and voting electronically. Please note that all votes cast via telephone or the Internet must be cast prior to 11:59 p.m., Eastern Time, on Wednesday, December 2, 2020.

By Order of the Board of Directors,
David T. Shapiro
Executive Vice President, General Counsel & Secretary

Broomfield, Colorado
October 21, 2020

i

PROXY SUMMARY

         This summary contains highlights about our Company and the 2020 Annual Meeting of Stockholders. This summary does not contain all of the information that you should consider in advance of the annual meeting, and we encourage you to read the entire Proxy Statement and our 2020 Annual Report on Form 10-K filed with the SEC on September 24, 2020 (the “Annual Report”) carefully before voting. Page references are provided to help you find further information in this Proxy Statement. For information concerning the annual meeting and voting on the proposals discussed in more detail in this Proxy Statement, please see “The Annual Meeting and Voting – Questions and Answers” beginning on page 52.

Corporate Governance Highlights (page 14)
We believe good governance is integral to achieving long-term stockholder value. We are committed to governance policies and practices that serve the interests of the Company and its stockholders. The Board of Directors monitors developments in governance best practices to assure that it continues to meet its commitment to thoughtful and independent representation of stockholder interests. Highlights of our corporate governance include:

•	All of our director nominees are independent, except our CEO;

•	All of our Audit, Compensation and Nominating & Governance Committee members are independent;

•	An independent non-executive lead director;

•	Annual election of all directors;

•	Majority voting standard and a director resignation policy in uncontested director elections;

•	Executive sessions of independent directors held at regularly scheduled Board meetings;

•	Meaningful stock ownership guidelines;

•	Excellent track record of attendance of all directors at Board and committee meetings in fiscal 2020;

•	Anti-hedging policy for all directors and executive officers; and

•	Clawback policy applicable to executive officers for both cash and equity-based awards.

Director Nominees (page 5)

The following table provides summary information about each director nominee. Each director stands for election annually. Detailed information about each director nominee’s background, skill set and areas of experience can be found beginning on page 5.

				Committee Memberships
Director Nominee	Director Since	Primary Occupation and Experience	Independent	Audit	Comp	N&G	Exec
Susan L. Decker	2015	CEO and Co-Founder of Raftr and Principal of Deck3 Ventures LLC	Yes		Chair	X
Robert A. Katz	1996	Chairman and CEO of Vail Resorts, Inc.	No				X
Nadia Rawlinson	2019	Chief People Officer of Slack Technologies, Inc.	Yes		X
John T. Redmond	2008	President of Allegiant Travel Company	Yes	F
Michele Romanow	2016	Co-Founder and President of Clearbanc	Yes		X
Hilary A. Schneider	2010	President and CEO of Shutterfly, Inc.	Yes		X
D. Bruce Sewells	2013	Former SVP, General Counsel & Secretary of Apple Inc.	Yes	F		Chair	X
John F. Sorte	1993	Executive Chairman of Morgan Joseph TriArtisan Group, Inc.	Yes	Chair F	X	X	X
Peter A. Vaughn	2013	Founder and Managing Director of Vaughn Advisory Group, LLC	Yes	X
Fiscal 2020 Meetings:				4	5	2	—

Audit – Audit Committee	Exec – Executive Committee
Comp – Compensation Committee	F – Audit Committee Financial Expert
N&G – Nominating & Governance Committee	s – Lead Independent Director
The Board of Directors held seven meetings during fiscal 2020. Each of the directors attended at least 75% of the meetings held by the Board and Board committees on which he or she served during the fiscal year.

Executive Compensation Highlights (see page 26)
Under our executive compensation program, a significant portion (approximately 75% and 76%, respectively) of the CEO’s and other named executive officers’ annual target total direct compensation is variable based upon our operating performance and/or our stock price, as shown below:

In addition, for fiscal 2020, we engaged in (or refrained from) certain pay practices with respect to our named executive officer compensation program that we believe align with market best practices:
What We Do:

☑	Annual Advisory Vote to Approve Executive Compensation
☑	Independent Compensation Committee
☑	Significant Portion of Executive Compensation Tied to Performance
☑	Significant Portion of Executive Compensation Delivered in the Form of Long-Term Equity-Based Incentives
☑	Market Alignment of Compensation but with Greater Emphasis on At- Risk Compensation
☑	Independent Compensation Consultant
☑	Clawback Policy
☑	Stock Ownership Guidelines
☑	Use of Tally Sheets
☑	Annual Risk Assessment
What We Don’t Do:

☒	No Excessive Perquisites
☒	No Tax Gross-Ups on Perquisites, Except for Standard Relocation Benefits
☒	No Excise Tax Gross-Ups
☒	No Automatic Salary Increases or Guaranteed Bonuses
☒	No “Single Trigger” Automatic Payments, Benefits or Equity Vesting Upon a Change in Control
☒	No Hedging or Pledging
☒	No Equity Repricing
☒	No Pension Plans or SERPs

VOTING MATTERS AND BOARD RECOMMENDATION
The following table summarizes the proposals to be considered at the annual meeting and the Board’s voting recommendation with respect to each proposal.

Management Proposals	Board Vote Recommendation	Page Reference
Election of the nine directors named in this Proxy Statement, each for a one-year term expiring in 2021	FOR EACH NOMINEE	5
Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal 2021	FOR	50
Advisory vote to approve executive compensation	FOR	51

Election of Directors (Proposal No. 1)
We are asking stockholders to elect each of our nominees for the Board of Directors named in this proxy statement. Our nominees are: Susan L. Decker, Robert A. Katz, Nadia Rawlinson, John T. Redmond, Michele Romanow, Hilary A. Schneider, D. Bruce Sewell, John F. Sorte and Peter A. Vaughn. If elected, each director nominee will serve as a director for a one-year term that expires in 2021.

Ratification of PricewaterhouseCoopers LLP as Independent Auditor (Proposal No. 2)
We are asking stockholders to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal 2021. The Audit Committee has selected, and the Board of Directors has ratified the selection of, PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal 2021. Set forth below is information about its fees in fiscal 2020 and fiscal 2019.

Type of fees	2020	2019
Audit fees	$2,896,000	$2,910,500
Audit-related fees		—
Tax fees	178,400	12,000
Other fees	5,100	4,500
Total	$3,079,500	$2,927,000

Advisory Vote to Approve Executive Compensation (Proposal No. 3)
We are asking stockholders to cast an advisory, non-binding vote to approve compensation awarded to our named executive officers. The primary objective of our executive compensation program is to emphasize pay-for-performance by incentivizing our executive officers and senior management to drive superior results and generate stockholder value. Additional information regarding our executive compensation may be found elsewhere in this Proxy Statement.

MEETING INFORMATION

Date and time:	December 3, 2020, 9:00 a.m. Mountain Time
Website:	www.virtualshareholdermeeting.com/MTN2020
Record date:	October 7, 2020
Voting:	Stockholders at the close of business on the record date may vote at the Annual Meeting of Stockholders. Each share is entitled to one vote on each matter to be voted upon.

390 Interlocken Crescent
Broomfield, Colorado 80021

PROXY STATEMENT FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Vail Resorts, Inc. (the “Company”) to be voted at our annual meeting, which will take place on Thursday, December 3, 2020 at 9:00 a.m., Mountain Time, via live virtual shareholder meeting, and at any adjournment or postponement thereof. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this Proxy Statement.
In accordance with the “notice and access” rules and regulations of the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include our Proxy Statement and annual report, to our stockholders over the Internet. Because you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in hard copy or unless you request a printed copy as described below. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.
It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed, and this Proxy Statement will be made available, to stockholders on or about October 21, 2020.

PROPOSAL 1. ELECTION OF DIRECTORS
At the annual meeting, nine directors will be nominated for election to the Board to serve for the next year and until their respective successors are elected and qualified. The nominees are Mmes. Decker, Rawlinson, Romanow and Schneider and Messrs. Katz, Redmond, Sewell, Sorte and Vaughn. Each of the nominees is currently a director of the Company and all nominees were previously elected by stockholders, except for Ms. Rawlinson, who joined the Board on December 5, 2019. Ms. Rawlinson was identified to be a director of the Company by a search firm hired by the Nominating and Governance Committee, and after a thorough review and interview process conducted by such committee, was appointed to be a director of the Company.
The persons named as proxies in the accompanying proxy, who have been designated by the Board, intend to vote, unless otherwise instructed in such proxy, “FOR” the election of Mmes. Decker, Rawlinson, Romanow and Schneider and Messrs. Katz, Redmond, Sewell, Sorte and Vaughn as directors. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee, if any, proposed by the Board. Each person nominated for election has agreed to serve if elected. Our Board has no reason to believe that any nominee will be unable to serve. The proxies solicited by this proxy statement may not be voted for more than nine nominees.
INFORMATION WITH RESPECT TO NOMINEES
The Nominating & Governance Committee monitors the mix of skills, knowledge, perspective, leadership, age, experience and diversity among directors in order to assure that the Board has the ability to perform its oversight function effectively. The Nominating & Governance Committee has determined that the Board will be comprised of individuals who meet the highest possible personal and professional standards. Our director nominees should have broad experience in management, policymaking and/or finance, relevant industry knowledge, business creativity and vision. They should also be committed to enhancing stockholder value and should be able to dedicate sufficient time to effectively carry out their duties.
The Nominating & Governance Committee considers many factors when determining the eligibility of candidates for nomination as director. The Nominating & Governance Committee does not have a formal diversity policy; however, in connection with the annual nomination process, the Nominating & Governance Committee considers the diversity of candidates to ensure that the Board is comprised of individuals with a broad range of experiences and backgrounds who can contribute to the Board’s overall effectiveness in carrying out its responsibilities. The Nominating & Governance Committee assesses the effectiveness of its efforts at achieving a diverse Board when it annually evaluates the Board’s composition.
The Nominating & Governance Committee considers the following specific characteristics in making its nominations for our Board: independence, wisdom, integrity, understanding and general acceptance of the Company’s corporate philosophy, business or professional knowledge and experience that can bear on the Company’s and the Board’s challenges and deliberations, proven record of accomplishment with excellent organizations, inquiring mind, willingness to speak one’s mind, ability to challenge and stimulate management, future orientation, willingness to commit time and energy, diversity and international/global experience.
At the Annual Meeting, director nominees will stand for election for one-year terms, expiring at the 2021 Annual Meeting of Stockholders. The following sets forth the name and age of each director, identifies whether the director is currently a member of the Board, lists all other positions and offices, if any, now held by him or her with the Company, and specifies his or her principal occupation during at least the last five years.

Director Nominee	Business Experience, Other Directorships and Qualifications

SUSAN L. DECKER
Age – 57

CEO & Co-Founder of Raftr

Director Since
September 2015

Independent

Committees:
Compensation (Chair), Nominating & Governance

Current Public Directorships:
Berkshire Hathaway, Inc.
Costco Wholesale Corporation
SurveyMonkey

Ms. Decker is CEO and co-founder of Raftr, a college campus social platform which was launched in 2017. In addition, Ms. Decker is the principal of Deck3 Ventures LLC, a privately held consulting and advisory firm, a position she has held since 2009. Ms. Decker currently serves on the boards of directors of Berkshire Hathaway Corporation, Costco Wholesale Corporation, SurveyMonkey and Vox Media. During the 2009-2010 academic year, Ms. Decker served as Entrepreneur-in-Residence at Harvard Business School. Prior to that, from June 2000 to April 2009, she held various executive management positions at Yahoo! Inc., a global Internet brand, including President (June 2007 to April 2009), head of the Advertiser and Publisher Group (December 2006 to June 2007) and Chief Financial Officer (June 2000 to June 2007). Prior to joining Yahoo!, she spent 14 years with Donaldson, Lufkin & Jenrette (DLJ), most recently as Managing Director, global equity research (1998 - 2000), and previously as an equity research analyst, covering publishing and advertising stocks from 1986 to 1998.

Skills and Qualifications:

• Leadership and Finance experience—former lead director of an international manufacturer of microprocessors and chipsets (Intel); current principal of corporate advisory firm (Deck3); former president and CFO of large public global technology company (Yahoo!); former entrepreneur-in-residence for leading business school (Harvard); former global director of equity research for an investment bank (DLJ)

• Technology and International experience—director of a large, diverse multinational conglomerate (Berkshire); director of a leading global retailer (Costco); former director of an international manufacturer of microprocessors and chipsets company (Intel); leadership positions at large public global technology company (Yahoo!); former director of global equity research for an investment bank (DLJ); director of a cloud-based software as a service (SaaS) company (SurveyMonkey); CEO & co-founder of a digital media product (Raftr)

Director Nominee	Business Experience, Other Directorships and Qualifications

ROBERT A. KATZ Age – 53 Chairman of the Board & CEO Vail Resorts, Inc. Director Since June 1996 Chairman of the Board Since March 2009 Committees: Executive
Mr. Katz served as Lead Director of the Company from June 2003 until his appointment as Chief Executive Officer in February 2006. Prior to becoming the Chief Executive Officer, Mr. Katz was associated with Apollo Management L.P., a private equity investment firm, since its founding in 1990. Mr. Katz serves on the Wharton Leadership Advisory Board at the University of Pennsylvania. Mr. Katz has previously served on numerous private, public and non-profit boards.

Skills and Qualifications:

• Leadership, Industry and Marketing experience—professional association with Vail Resorts began in 1992 and has been involved with all major strategic decisions for over two decades; CEO since 2006 with unique insight and information regarding the Company’s strategy, operations and business and experience with global branding, development and strategy, as well a unique historical perspective into the operations and vision for the Company (Vail Resorts)

• Finance experience—current CEO of large public company (Vail Resorts); former senior partner at large private equity investment firm (Apollo)

Director Nominee	Business Experience, Other Directorships and Qualifications

NADIA RAWLINSON Age – 41 Chief People Officer, Slack Technologies, Inc. Director Since December 2019 Independent Committees: Compensation
In September 2020, Ms. Rawlinson was appointed Chief People Officer of Slack Technologies, Inc., a leading channel-based messaging platform. From June 2016 to September 2020, Ms. Rawlinson was the Chief Human Resources Officer at Live Nation Entertainment (LYN), overseeing HR strategy and development on a global basis for the company’s 35,000 full time and seasonal employees. Prior to that, Ms. Rawlinson worked as the Chief Human Resources Officer at Rakuten Americas, part of Japan-based Rakuten Group, one of the largest Internet services companies in the world. Before joining Rakuten Americas, she operated in both HR and business leadership roles holding senior positions at Groupon, American Express, Rent the Runway and Google. Ms. Rawlinson also serves as the chair for two private/non-profit organizations: the CHRO Board Academy, and Stanford University's Alumni Committee on Trustee Nomination (ACTN). Ms. Rawlinson received her Bachelor of Arts from Stanford University and MBA from Harvard Business School.

Skills and Qualifications:

• Leadership experience— current chief people officer of a large technology company (Slack); former chief human resources officer of a Fortune 500 live music entertainment company (Live Nation); former chief human resources officer of a large international internet services company (Rakuten Americas); leadership positions at various technology and financial services companies (Groupon, Rent the Runway, American Express)

• Industry and Technology experience—former chief human resources officer of a large international internet services company (Rakuten Americas); former vice president of global e-commerce marketplace (Groupon); former director of online & mobile enterprise growth at a global, public financial services company (American Express)

Director Nominee	Business Experience, Other Directorships and Qualifications

JOHN T. REDMOND Age – 62 President, Allegiant Travel Company Director Since March 2008 Independent Committees: Audit Current Public Directorships: Allegiant Travel Company
Mr. Redmond is the President of Allegiant Travel Company effective September 2016 and also serves as a director of Allegiant. Previously, Mr. Redmond was the Managing Director and Chief Executive Officer of Echo Entertainment Group Limited, a leading Australian entertainment and gaming company, from January 2013 to April 2014, and previously served as a non-executive director from March 2012 to January 2013. Mr. Redmond was President and Chief Executive Officer of MGM Grand Resorts, LLC, a collection of resort-casino, residential living and retail developments, and a director of its parent company, MGM Resorts International, from March 2001 to August 2007. He served as Co-Chief Executive Officer and a director of MGM Grand, Inc. from December 1999 to March 2001. Mr. Redmond was President and Chief Operating Officer of Primm Valley Resorts from March 1999 to December 1999 and Senior Vice President of MGM Grand Development, Inc. from August 1996 to February 1999. Prior to 1996, Mr. Redmond was Senior Vice President and Chief Financial Officer of Caesars Palace and Sheraton Desert Inn, having served in various other senior operational and development positions with Caesars World, Inc. Mr. Redmond previously served on the board of directors of Tropicana Las Vegas Hotel and Casino, Inc.

Skills and Qualifications:

• Leadership and Finance experience—former CEO of large public entertainment and gaming company (Echo); former senior officer and director of large public entertainment and gaming company (MGM); president and director of low-cost, high-efficiency, all-jet passenger airline (Allegiant)

• Industry and International experience—president and director of leisure travel company (Allegiant); former CEO of large public entertainment and gaming company (Echo); former senior officer and director of large public entertainment and gaming company (MGM)

Director Nominee	Business Experience, Other Directorships and Qualifications

MICHELE ROMANOW Age – 35 Co-Founder & President, Clearbanc Director Since October 2016 Independent Committees: Compensation Current Public Directorships: Freshii, Inc.
Ms. Romanow is the Co-Founder and President of Clearbanc, a tech company changing the way companies raise money by providing fast, affordable growth capital to online brands. Clearbanc has raised $420 million to date and is headquartered in Toronto, Canada. Previously, Ms. Romanow was the Co-Founder of Snap by Groupon (previously SnapSaves), which was founded in March 2012 and acquired by Groupon, Inc. in June 2014. She served as a senior marketing executive for Groupon from June 2014 until March 2016. In February 2011, Ms. Romanow founded Buytopia.ca, a Canadian ecommerce leader. Prior to that she was Director, Corporate Strategy & Business Improvement for Sears Canada. Ms. Romanow is also one of the venture capitalists on the award winning CBC series Dragons’ Den. Ms. Romanow is a director of Freshii Inc., a Canadian fast casual restaurant franchise whose stock is publicly traded on the Toronto Stock Exchange, and League of Innovators, a Canadian charity with a goal of building entrepreneurial acumen for youth. Ms. Romanow was previously a director of Whistler Blackcomb, which was acquired by Vail Resorts in October 2016 and previously a director of SHAD, a registered Canadian charity that empowers exceptional high school students. She holds a Bachelor of Science in Engineering and a Master of Business Administration from Queen’s University.

Skills and Qualifications:

• Leadership experience— co-founder and president of Clearbanc; co-founder of SnapSaves (now Snap by Groupon) and former head of marketing of Snap by Groupon; co-founder and partner of Buytopia.ca; director of Freshii and former director of Whistler Blackcomb

• Technology and Marketing experience—former senior marketing executive (Groupon); co-founder of three technology companies (Clearbanc, SnapSaves and Buytopia.ca)

Director Nominee	Business Experience, Other Directorships and Qualifications

HILARY A. SCHNEIDER Age – 59 President and CEO, Shutterfly, Inc. Director Since March 2010 Independent Committees: Compensation
In January 2020, Ms. Schneider was appointed President and Chief Executive Officer of Shutterfly, Inc., a leading digital retailer and manufacturer of personalized products and services. From January 2018 to November 2019 she served as CEO of Wag!, the country's largest on-demand mobile dog walking and dog care service. Prior to that, Ms. Schneider served as the CEO of LifeLock, Inc., a leading provider of identity theft protection, identity risk assessment and fraud protection services, a position she held since March 2016 until the acquisition of LifeLock by Symantec in February 2017. From September 2012 to February 2016, she served as the President of LifeLock, Inc. From March 2010 to November 2010, Ms. Schneider served as Executive Vice President at Yahoo! Americas. She joined Yahoo! in September 2006 when she led the company's U.S. region, Global Partner Solutions and Local Markets and Commerce divisions. Prior to joining Yahoo!, she held senior leadership roles at Knight Ridder, Inc., from April 2002 to January 2005, including Chief Executive Officer of Knight Ridder Digital before moving to co-manage the company's overall newspaper and online business. From 2000 to 2002, Ms. Schneider served as President and Chief Executive Officer of Red Herring Communications. She also held numerous roles at Times Mirror from 1990 through 2000, including President and Chief Executive Officer of Times Mirror Interactive and General Manager of the Baltimore Sun. Ms. Schneider serves as a senior advisor for TPG Capital and also currently serves on the board of directors of Getty Images, Inc. a visual media company, and Water.org, a non-profit organization.  Ms. Schneider was also previously a member of the board of directors of LifeLock, Inc. and SendGrid, Inc.

Skills and Qualifications:

• Leadership experience—president and CEO of leading digital retailer and personalized products manufacturer (Shutterfly, Inc.), former CEO of an on-demand dog walking & dog care company (Wag!), former director, president and CEO of large public identity and fraud protection company (LifeLock); leadership positions at large public global technology company (Yahoo!)

• Industry and Marketing experience—former president and CEO of large public identity and fraud protection company (LifeLock); leadership positions at large public global technology company (Yahoo!); former director of a SaaS-based multi-channel engagement platform (SendGrid); senior advisor to large private equity investment firm (TPG)

Director Nominee	Business Experience, Other Directorships and Qualifications

 D. BRUCE SEWELL
Age – 62

Former Senior Vice President, General Counsel & Secretary
Apple Inc.

Director Since
January 2013

Lead Independent Director Since June 2019

Independent

Committees:
Audit, Executive, Nominating & Governance (Chair)

From September 2009 until December 2017, Mr. Sewell was Senior Vice President, General Counsel and Secretary of Apple Inc., overseeing all legal matters for Apple, including corporate governance, intellectual property, litigation and securities compliance, as well as global security operations, privacy and encryption. Prior to joining Apple, Mr. Sewell served as Senior Vice President, General Counsel of Intel Corporation from 2005 to 2009. He also served as Intel’s Vice President, General Counsel from 2004 to 2005 and Vice President of Legal and Government Affairs, Deputy General Counsel from 2001 to 2004. Prior to joining Intel in 1995 as a senior attorney, Mr. Sewell was a partner in the law firm of Brown and Bain PC. In April 2018, Mr. Sewell joined the board of Village Enterprise, a charitable organization focusing on training and creating sustainable businesses in Africa. Mr. Sewell serves on the board of directors of C3.ai, a privately held technology company, and Clearbanc, a growth capital technology company. He also serves as President and Director of Friends of Lancaster University in America, a non-profit organization supporting higher education.

Skills and Qualifications:

• Leadership and Finance experience—prior general counsel of a large international public company (Apple); leadership positions at international manufacturer of microprocessors and chipsets (Intel)

• Technology and International experience—prior general counsel of international public mobile communication, personal computer, software and media devices company (Apple); leadership positions at international manufacturer of microprocessors and chipsets (Intel); leadership position at cloud-based enterprise Platform as a Service (PaaS) for deployment of big data, AI & IoT software applications (C3.ai)

Director Nominee	Business Experience, Other Directorships and Qualifications

JOHN F. SORTE Age – 73 Executive Chairman, Morgan Joseph TriArtisan Group Inc. Director Since January 1993 Independent Committees: Audit (Chair), Compensation, Nominating & Governance, Executive
Mr. Sorte is Executive Chairman of Morgan Joseph TriArtisan Group Inc., a merchant bank engaged in principal investment activities. Prior to co-founding Morgan Joseph in 2001, he was President of New Street Advisors L.P. He previously held various positions at Drexel Burnham Lambert, including Head of the Energy Group, Co-head of Investment Banking and Chief Executive Officer and member of the board of directors. Mr. Sorte started his career as an investment banker at Shearson Hammill. Mr. Sorte also serves on the board of directors of Shorts International Ltd. and previously served on the board of directors of Autotote Corp. and Westpoint Stevens Inc., as well as several private companies and non-profit organizations.

Skills and Qualifications:

• Leadership and Finance experience—executive chairman of merchant bank (Morgan Joseph); former president of private equity firm (New Street); prior leadership positions at global investment bank (Drexel)

• International experience—executive chairman of merchant bank with international operations (Morgan Joseph); prior leadership positions at global investment bank (Drexel)

Director Nominee	Business Experience, Other Directorships and Qualifications

PETER A. VAUGHN Age – 56 Founder and Managing Director of Vaughn Advisory Group, LLC Director Since June 2013 Independent Committees: Audit
Mr. Vaughn is the Founding and Managing Director of the Vaughn Advisory Group, LLC, a privately-held company providing consulting services on global brand strategy, customer experience and marketing. From July 2018 to January 2020, Mr. Vaughn served as Chief Experience Officer of Avenues: The World School, a privately-held, for-profit global network of independent schools headquartered in New York. From January 2013 through November 2014, he was the Senior Vice President of International Consumer Products and Marketing of the American Express Company, providing strategic marketing leadership for the company’s consumer card-issuing and network businesses in over 160 countries worldwide, with a focus on product line strategy, benefit sourcing and management, product innovation, brand management, communications and advertising. Previously, he held several senior marketing roles within American Express, including serving as Chief Marketing Officer of Global Network Services from 2011 to January 2013, Senior Vice President of Global Brand Management from 2005 to 2011, Vice President of Marketing for the Travelers Cheque and Prepaid Services Group from 2002 to 2004, Vice President and General Manager of Lending for the Small Business Division in 2001 and Vice President of Acquisition and Advertising for Small Business Services from 1999 to 2001. From 1994 to 1999, he held several positions overseas in the Consumer Services Group of American Express, including Vice President of International Product Development, European Head of Revolving Credit and Lending and Senior Director of European Product Development. Mr. Vaughn joined American Express in 1992, acting as Director of Marketing for the Consumer Financial Services Group.

Skills and Qualifications:

• Leadership and International experience—former senior global marketing positions and senior business leader in multiple business lines at a global, public financial services company (American Express); executive of global school network (Avenues)

• Marketing and Finance experience—principal of privately-held global brand strategy and marketing company (Vaughn Advisory Group); former senior global marketing positions and senior business leader in multiple business lines with operational marketing and profit/loss responsibility at a global, public financial services company (American Express); former senior executive of a global private school network (Avenues)

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE
NOMINEES NAMED ABOVE.

MANAGEMENT
The Company’s executive officers, as well as additional information with respect to such persons, are set forth below:

Name	Age	Position
Robert A. Katz	53	Chairman and Chief Executive Officer
Patricia A. Campbell	57	President - Mountain Division
Michael Z. Barkin	42	Executive Vice President and Chief Financial Officer
Kirsten A. Lynch	52	Executive Vice President and Chief Marketing Officer
David T. Shapiro	50	Executive Vice President, General Counsel and Secretary
James C. O’Donnell	50	Executive Vice President, Hospitality, Retail & Real Estate
For biographical information about Mr. Katz, see “Director Nominees” above.
        Patricia A. Campbell has served as President - Mountain Division since August 2015. Ms. Campbell previously served as Executive Vice President since October 2013 and served as the Chief Operating Officer of Breckenridge Ski Resort since October 2009. Prior to that, Ms. Campbell was Chief Operating Officer of Keystone Resort from November 2006 to September 2009. Ms. Campbell joined the Company in July 1999 as the Director of Ski School at Breckenridge, and she has more than 25 years of expertise in the ski industry and senior management, holding various roles from her start as a Ski School Instructor at Jackson Hole Mountain Resort in 1985. Ms. Campbell serves as a member of the board of the National Ski Areas Association.
        Michael Z. Barkin has served as Executive Vice President and Chief Financial Officer since April 2013. Mr. Barkin previously served as Vice President of Strategy and Development since July 2012. Prior to joining the Company, he was a principal at KRG Capital Partners, a private equity investment firm, where he was a member of the investment team since 2006. At KRG, Mr. Barkin was responsible for managing new acquisitions and had portfolio company oversight across multiple sectors. Prior to KRG, he worked at Bain Capital Partners, a private equity investment firm, and Bain & Company, a strategy and consulting firm. Mr. Barkin currently serves on the board of directors of CLEAR, the secure biometrics identity company, the National Forest Foundation (NFF) and the Museum of Contemporary Art in Denver.
        Kirsten A. Lynch has served as Executive Vice President and Chief Marketing Officer since July 2011. Prior to joining the Company, Ms. Lynch was with PepsiCo, Inc., where she was Chief Marketing Officer of the Quaker Foods and Snacks Division from 2009 to 2011, leading the brand marketing, consumer insights and shopper marketing organization. From 2007 to 2009, she was Vice President of Marketing for Kraft Foods Group, Inc.’s Cheese and Dairy Business Unit. Ms. Lynch had worked for Kraft Foods since 1996, holding various marketing positions for the company’s product divisions, including Senior Marketing Director of Kraft Mac & Cheese and Family Dinners, as well as Senior Brand Manager and Brand Manager for product lines such as salad dressings, barbecue, DiGiorno Pasta & Sauce and Miracle Whip. Ms. Lynch started her career with Ford Motor Company in marketing and sales. Ms. Lynch is also a member of the board of directors of Stitch Fix, Inc., a publicly traded ecommerce company focused on personalized data-driven fashion.
 David T. Shapiro joined Vail Resorts as Executive Vice President, General Counsel and Secretary in July 2015. Prior to joining the Company, Mr. Shapiro served as General Counsel for DaVita Kidney Care, a division of DaVita Inc., and previously served as the company's Chief Compliance Officer and Chief Special Counsel. Before joining DaVita in 2008, Mr. Shapiro practiced law with firms in Connecticut, Philadelphia and Washington, D.C., and he also served as a trial attorney with the United States Department of Justice. Mr. Shapiro currently serves as a member of the board of directors of the Denver Metro Chamber of Commerce, and board of trustees for Colorado Academy. He has previously served on other private and nonprofit boards, including the Children's Hospital Colorado and the Denver Public School Foundation.

James C. O’Donnell was appointed Executive Vice President - Hospitality, Retail & Real Estate in December 2016, having previously served as Senior Vice President of Lodging and Real Estate, Chief Operating Officer of Vail Resorts Hospitality and as the Hospitality division's Chief Financial Officer. Mr. O’Donnell has held numerous positions in the Company since he joined in 2002, including Corporate Director of Finance, Regional Director of Operations and Vice President of Strategic Development. Prior to 2002, Mr. O’Donnell specialized in the hospitality and real estate industries as an Assurance and Business Advisory Services Manager at Arthur Andersen.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
Set forth in the following table is the beneficial ownership of common stock at the close of business on October 7, 2020 for all directors, nominees, named executive officers and all directors and named executive officers as a group as of such date.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percent of Class(1)
Susan L. Decker	4,931	*
Nadia Rawlinson	—	*
John T. Redmond	18,950	*
Michele Romanow	3,708	*
Hilary A. Schneider	19,772	*
D. Bruce Sewell	17,251	*
John F. Sorte	44,990	*
Peter A. Vaughn	8,025	*
Robert A. Katz	593,935(2)	1.5%
Michael Z. Barkin	29,347(3)	*
Patricia A. Campbell	39,728(4)	*
Kirsten A. Lynch	41,047(5)	*
David T. Shapiro	7,374(6)	*
Directors and named executive officers as a group (13 persons)	829,058(7)	2.1%

* Less than 1.0%.

(1)
Applicable percentages are based on 40,249,124 shares outstanding on October 7, 2020, adjusted as required by rules promulgated by the SEC. Unless indicated by footnote, the address for each listed director and executive officer is c/o Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by them.

The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the restricted share units, or RSUs, and common stock underlying share appreciation rights, or SARs, held by that person that are currently exercisable or are exercisable within 60 days of October 7, 2020, but excludes RSUs and our common stock underlying SARs held by any other person.

(2)	Includes 331,411 shares of common stock underlying 571,201 SARs (assuming a fair market value of $233.42, the closing price of our common stock on October 7, 2020).

(3)	Includes 11,791 shares of common stock underlying 41,288 SARs (assuming a fair market value of $233.42, the closing price of our common stock on October 7, 2020).

(4)	Includes 22,909 shares of common stock underlying 56,184 SARs (assuming a fair market value of $233.42, the closing price of our common stock on October 7, 2020).

(5)	Includes 21,454 shares of common stock underlying 54,517 SARs (assuming a fair market value of $233.42, the closing price of our common stock on October 7, 2020).

(6)	Includes 4,655 shares of common stock underlying 18,923 SARs (assuming a fair market value of $233.42, the closing price of our common stock on October 7, 2020).

(7)	Includes 392,220 shares of common stock underlying 742,113 SARs (assuming a fair market value of $233.42, the closing price of our common stock on October 7, 2020).

INFORMATION AS TO CERTAIN STOCKHOLDERS
Set forth below is certain information with respect to the only persons known to the Company to be the beneficial owners of more than five percent of the Company’s voting securities at the close of business on October 7, 2020.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percent of Class (1)
Ronald Baron/Baron Capital Management, Inc. (2)	4,552,194	11.3%
T. Rowe Price Associates, Inc. (3)	3,870,140	9.6%
The Vanguard Group, Inc. (4)	3,812,344	9.5%
BlackRock Inc. (5)	2,580,740	6.4%

(1)	Applicable percentages are based on 40,249,124 shares outstanding on October 7, 2020.

(2)
As reported by Baron Capital Group, Inc. (“BCG”), BAMCO Inc. (“BAMCO”), Baron Capital Management Inc. (“BCM”), Baron Growth Fund (“BGF”) and Ronald Baron and on a joint Schedule 13G/A filed with the SEC on February 14, 2020. BAMCO and BCM are subsidiaries of BCG. BGF is an advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG. The address for the holders is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(3)
As reported by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc., on a joint Schedule 13G/A filed with the SEC on May 11, 2020. The address for the holder is 100 East Pratt Street, Baltimore, MD 21202.

(4)
As reported by The Vanguard Group Inc. (“TVG”) on a Schedule 13G/A filed with the SEC on February 10, 2020. Vanguard Fiduciary Trust Co., a wholly-owned subsidiary of TVG, is the beneficial owner of 17,728 shares of the Company’s common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of TVG, is the beneficial owner of 34,826 shares of the Company’s common stock as a result of its serving as an investment manager of Australian investment offerings. The address for the holder is 100 Vanguard Blvd, Malvern, PA 19355.

(5)	As reported by BlackRock Inc. on Schedule 13G/A filed with the SEC on February 5, 2020. The address for the holder is 55 East 52nd Street, New York, NY 10055.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES
The Board acts as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the Company’s stockholders. The Board selects, advises and oversees our management, who are responsible for the day-to-day operations and administration of the Company. The Board has adopted Corporate Governance Guidelines which, along with the charters of each of the committees of the Board and the Company’s Code of Ethics and Business Conduct, which we refer to as the Code of Ethics, provide the framework for the governance of the Company. A complete copy of the Company’s Corporate Governance Guidelines, the charters of the Board committees and the Code of Ethics for directors, officers and employees may be found in the “Governance” section of the Company’s website at investors.vailresorts.com. Copies of these materials are also available in print, without charge upon written request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021.
BOARD LEADERSHIP AND LEAD INDEPENDENT DIRECTOR
Currently, the positions of Chairman of the Board and Chief Executive Officer of the Company are held by the same person, Mr. Katz. When the Chairman of the Board is a non-independent director, the independent directors elect an independent director to serve in a lead capacity. Mr. Katz serves as Chairman of the Board and Mr. Sewell serves as our Lead Independent Director, or Lead Director. The Board has adopted a Charter of the Lead Independent Director (attached as Appendix A to the Corporate Governance Guidelines), which is available in the “Governance” section of the Company’s website under “Governance Documents” at investors.vailresorts.com. The Lead Director coordinates the activities of the other non-management directors and performs such other duties and responsibilities as the Board may determine.
The specific duties of the Lead Director include:

•	presiding over meetings of the Board at which the Chairman is not present, including executive sessions of independent directors;

•	having the authority to call meetings of the independent directors;

•	serving as the presiding director for purposes of all rights and duties assigned to the presiding director under the Company’s Bylaws, including the right to call special meetings of the Board;

•	serving as principal liaison on Board-wide issues between the independent directors and the Chairman;

•	reviewing information sent to the Board and communicating with management if there needs to be additional materials or analyses provided to directors;

•	approving meeting agendas and meeting schedules for the Board, to assure that there is sufficient time for discussion of all agenda items;

•	serving as the point of contact for communications from stockholders or other interested parties directed to the Lead Director or the non-management directors or Board as a group;

•	ensuring that he is available for consultation and direct communication, if requested by major stockholders; and

•	serving on the Executive Committee of the Board.
The Board believes that a single leader serving as Chairman and Chief Executive Officer, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Board at this time. The Board believes that this approach is best because the Chief Executive Officer is the individual with primary responsibility for implementing the Company’s strategy as approved by the Board and directing the work of other executive officers. This structure results in a single leader being directly accountable to the Board and, through the Board, to stockholders, and enables the Chief Executive Officer to act as the key link between the Board and other members of management.
MEETINGS OF THE BOARD
The Board held a total of seven meetings during fiscal 2020. Each director attended at least 75% of the aggregate of all meetings of the Board and the standing committees of the Board on which he or she served. In accordance with our Corporate Governance Guidelines, directors are invited and encouraged to attend our annual meeting of stockholders. All of our then-serving directors attended our 2019 annual meeting of stockholders.
EXECUTIVE SESSIONS
The non-management directors’ practice is to meet in executive session following the conclusion of each regularly scheduled quarterly Board meeting to discuss such matters as they deem appropriate and, at least once a year, to review the Compensation

Committee’s annual review of the Chief Executive Officer. These executive sessions are chaired by the Lead Director. Interested parties, including our stockholders, may communicate with the Lead Director and the non-management directors by following the procedures under the heading “Communications with the Board” below.
DIRECTOR NOMINATIONS
The Nominating & Governance Committee considers and recommends candidates for election to the Board. The Nominating & Governance Committee also considers candidates for election to the Board, if any, that are submitted by stockholders. Each member of the Nominating & Governance Committee participates in the review and discussion of director candidates. In addition, members of the Board who are not on the Nominating & Governance Committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the Nominating & Governance Committee seeks persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company. The minimum qualifications that the Nominating & Governance Committee believes must be met for a candidate to be nominated include independence, wisdom, integrity, understanding and general acceptance of the Company’s corporate philosophy, business or professional knowledge and experience that can bear on the Company’s and the Board’s challenges and deliberations, proven record of accomplishment with excellent organizations, inquiring mind, willingness to speak one’s mind, ability to challenge and stimulate management, future orientation, willingness to commit time and energy, diversity and international/global experience. In general, directors are expected to retire from the Board at the conclusion of the term in which they reach age 72, unless otherwise recommended for nomination by the Nominating & Governance Committee, which the Nominating & Governance Committee determined to do with respect to Mr. Sorte, who has attained the age of 73, particularly in light of his knowledge of and experience with the Company as well as his financial acumen.
Stockholders who wish to submit candidates for consideration by the Nominating & Governance Committee for election at an annual or special meeting of stockholders should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director of the Company if nominated by the Committee and so elected, by mail to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021. The Nominating & Governance Committee applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. The Nominating & Governance Committee recommended the nominees for election at this year’s annual meeting, all of whom are currently serving as directors.
DETERMINATIONS REGARDING INDEPENDENCE
Under the Company’s Corporate Governance Guidelines, a majority of the Board must be comprised of directors who are independent, as determined based on the independence standards of the NYSE’s Listed Company Manual. In accordance with our Corporate Governance Guidelines and the NYSE’s listing standards, the Board has adopted categorical standards of director independence to assist it in making determinations of independence of Board members. These categorical standards of director independence are available in the “Governance” section of the Company’s website under “Governance Documents” at investors.vailresorts.com. The Board has affirmatively determined that each of the nominees, other than Mr. Katz, is “independent” under the NYSE’s listing standards and the categorical standards of director independence adopted by the Board.
COMMUNICATIONS WITH THE BOARD
The Board has adopted a formal process by which interested parties, including our stockholders, may communicate with the Board, the Lead Director or the non-management directors as a group. This information is available in the “Governance” section of the Company’s website under “Governance Documents” at investors.vailresorts.com. Information on our website does not constitute part of this document.
CODE OF ETHICS AND BUSINESS CONDUCT
The Company has adopted a Code of Ethics that applies to all directors, officers and employees, including its chief executive officer, chief financial officer, chief accounting officer and controller, or persons performing similar functions. We make the Code of Ethics available to all directors, officers and employees and convey our expectation that every director, officer and employee read and understand the Code of Ethics and its application to the performance of each such person’s business responsibilities. To assist in identifying such proposed transactions as they may arise, our Code of Ethics uses a principles-based guideline to alert directors, officers and employees to potential conflicts of interest. Under the Code of Ethics, a conflict of interest occurs when an individual’s personal, social, financial or political interests conflict with his or her loyalty to the Company. Our policy under the Code of Ethics provides that even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. If any person believes a conflict of interest is present in a personal activity, financial transaction or business dealing involving the Company, then that person is instructed under the Code of Ethics to report such belief to an appropriate individual or department as identified in the Code of Ethics.

The Code of Ethics is available in the “Governance” section of the Company’s website under “Governance Documents” at investors.vailresorts.com, or in print, without charge, to any stockholder who sends a request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021. In the event the Company amends or waives any of the provisions of the Code of Ethics applicable to our chief executive officer, chief financial officer or chief accounting officer and controller that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), the Company intends to disclose these actions on its website. Information on our website does not constitute part of this document.
RISK MANAGEMENT
The Board believes that oversight of the Company’s overall risk management program is the responsibility of the entire Board and views risk management as an important part of the Company’s overall strategic planning process. The Board has delegated the regular oversight of the elements of the risk management program to the Audit Committee, and the Board receives periodic updates on individual areas of risk from the Audit Committee or members of senior management, as appropriate. The Board also periodically schedules a risk management agenda item for regular Board meetings, during which the Audit Committee or members of senior management reports to and informs the Board of its risk management oversight activities. Senior management reports directly to the Audit Committee at each scheduled Audit Committee meeting and additionally as needed on the status of the Company’s risk management program. Specifically, cybersecurity has been identified as a critical part of risk management at the Company. The Company has a dedicated team who is responsible for leading enterprise-wide information security strategy, policy, standards, architecture, and processes. Cybersecurity oversight consists of the Audit Committee receiving quarterly updates from the Chief Information Officer regarding major cyber risks areas and recommended actions to address those risks.

The Audit Committee has established an internal audit function to provide management and the Board with ongoing assessments of the Company’s risk management processes and systems of internal control. In addition, as part of its responsibilities, the Audit Committee inquires of management and our independent auditors about the Company’s processes for identifying and assessing such risks and exposures and the steps management has taken to minimize such risks and exposures to the Company. The Audit Committee also reviews the Company’s guidelines and policies that govern the processes for identifying and assessing significant risks or exposures and for formulating and implementing steps to minimize such risks and exposures to the Company.

SUSTAINABILITY EFFORTS
The Company’s resorts operate in some of the world’s greatest natural environments, and accordingly environmental stewardship is a core philosophy for the Company. In 2017, the Company launched its Commitment to Zero, a pledge to have a zero net operating footprint by 2030. This commitment includes achieving (i) zero net emissions by finding operational energy efficiencies, investing in renewable energy and investing in offsets and other emissions reduction projects, (ii) zero waste to landfills by diverting 100 percent of waste from the Company’s operations and (iii) zero net operating impact to forests and habitat by restoring an acre of forest for every acre displaced by the Company’s operations. Performance against these objectives and targets is routinely monitored, and details on the Company’s performance against these goals can be found in our EpicPromise Progress Report at epicpromise.com/environment/commitment-to-zero/. Information on this website does not constitute part of this document.
COMPENSATION RISK ASSESSMENT
The Compensation Committee, with the assistance of our independent compensation consultant, reviewed the material compensation policies and practices for all employees, including executive officers. The Compensation Committee considered whether the compensation program encouraged excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation Committee believes that the Company’s compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and retention incentives, does not present risks that are reasonably likely to have a material adverse effect on the Company.
COMMITTEES OF THE BOARD
The Board has a standing Audit Committee, Compensation Committee, Executive Committee and Nominating & Governance Committee. The charters for each of these committees, which have been approved by the Board, are available in the “Governance” section of the Company’s website under “Committee Charters” at investors.vailresorts.com, or in print, without charge, to any stockholder who sends a request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Information on our website does not constitute part of this document.

The Audit Committee
The Audit Committee is primarily concerned with the effectiveness of the Company’s independent registered public accounting firm, accounting policies and practices, financial reporting and internal controls. The Audit Committee acts pursuant to its charter, and is authorized and directed, among other things, to: (1) appoint, retain, compensate, evaluate and terminate, as appropriate, the Company’s independent registered public accounting firm; (2) approve all audit engagement fees and terms, as well as all permissible non-audit service engagements with the independent registered public accounting firm; (3) discuss with management and the independent registered public accounting firm and meet to review the Company’s annual audited financial statements and quarterly financial statements, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual and quarterly reports filed with the SEC; (4) review reports by the independent registered public accounting firm describing its internal quality control procedures and all relationships between the Company, or individuals in financial reporting oversight roles at the Company, and the independent registered public accounting firm; (5) establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; (6) monitor the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; (7) review and approve or reject transactions between the Company and any related persons in accordance with the Company’s Related Party Transactions Policy; (8) confer with management and the independent auditors regarding the effectiveness of internal control over financial reporting; (9) oversee management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and regulations and the Company’s Code of Ethics; (10) annually prepare a report as required by the SEC to be included in the Company’s annual proxy statement; and (11) discuss policies with respect to risk assessment and risk management.
The members of the Audit Committee are Mr. Sorte, Chair, and Messrs. Redmond, Sewell and Vaughn. The Board has determined that each of Messrs. Redmond, Sorte, and Sewell qualify as an “audit committee financial expert” as defined in the SEC’s rules and regulations adopted pursuant to the Exchange Act, and that all of the members of the Audit Committee are “independent” as defined by the NYSE’s listing standards and the rules of the SEC applicable to audit committee members. The Audit Committee held four meetings during fiscal 2020.

AUDIT COMMITTEE REPORT
Management is responsible for the Company’s accounting practices, internal control over financial reporting, the financial reporting process and preparation of the consolidated financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended July 31, 2020 were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the Company’s independent registered public accounting firm, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee further discussed with the Company’s independent registered public accounting firm the matters required to be discussed under the rules adopted by the PCAOB, as well as the Company’s independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting.
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the Company’s independent registered public accounting firm, and were satisfied with, that firm’s independence from the Company and its management. The Audit Committee has also considered whether the Company’s independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence.
The Audit Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. In addition, the Audit Committee meets with the internal auditor, with and without management present, to discuss the results of their examination and evaluation of the Company’s internal control over financial reporting. The Audit Committee has also reviewed and discussed Company policies with respect to risk assessment and risk management.
Based upon the Audit Committee’s discussion with management and the Company’s independent registered public accounting firm referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements as of and for the fiscal year ended July 31, 2020 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020 for filing with the SEC.

Audit Committee John F. Sorte, Chair John T. Redmond D. Bruce Sewell Peter A. Vaughn

         The Compensation Committee
The Compensation Committee acts pursuant to its charter and is authorized and directed, among other things, to: (1) review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives (including the Chief Executive Officer’s performance in fostering a culture of ethics and integrity), and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation level based on this evaluation; (2) review the performance of, make recommendations (where appropriate) with respect to, and approve the total compensation for the executive officers of the Company other than the CEO, including any amendments to such executive’s employment agreement, any proposed severance arrangements or change in control and similar agreements/provisions, and any amendments, supplements or waivers to the foregoing agreements; (3) oversee the Company’s overall compensation structure, policies and programs for executive officers and employees, including assessing the incentives and risks arising from or related to the Company’s compensation programs and plans, and assessing whether the incentives and risks are appropriate; (4) review and approve the Company’s incentive compensation and equity-based plans and approve changes to such plans, in each case subject, where appropriate, to stockholder or Board approval, and review and approve issuances of equity securities to employees of the Company; (5) review and recommend to the Board annual retainer and meeting fees for non-employee members of the Board and committees of the Board, fix the terms and awards of stock compensation for such members of the Board and determine the terms, if any, upon which such fees may be deferred; (6) produce a compensation committee report on executive officer compensation as required by the SEC, after the committee reviews and discusses with management the Company’s Compensation Discussion and Analysis, or “CD&A,” and consider whether to recommend that it be included in the Company’s proxy statement or Annual Report; and (7) consider and recommend to the Board the frequency of the Company’s advisory vote on executive compensation.
The members of the Compensation Committee are Ms. Decker, Chair, Mmes. Rawlinson, Romanow and Schneider and Mr. Sorte. The Board has determined that all members of the Compensation Committee are “independent” as defined by the NYSE’s listing standards. In addition, the Compensation Committee consists of “non-employee directors,” within the meaning of Rule 16b-3 promulgated under the Exchange Act and “outside directors,” within the meaning of regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. The Compensation Committee held five meetings during fiscal 2020.
         Compensation Committee Processes and Procedures
The Compensation Committee meets as often as necessary to carry out its responsibilities. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Chief Executive Officer does not participate in and is not present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee sole authority, at the expense of the Company, to retain or to obtain advice from a compensation consultant, legal counsel or other adviser to assist in the execution of the Compensation Committee’s responsibilities. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any consultant or adviser retained and has authority to approve the fees and other retention terms. The Compensation Committee expects that it will seek advice from independent compensation consultants as it deems necessary on a periodic basis, but not necessarily annually, in order to determine that the Company’s compensation programs remain appropriate and consistent with industry practices. Prior to the retention of any compensation consultant, legal counsel or any other external adviser, the Compensation Committee will assess the independence of such adviser from management, taking into consideration all factors relevant to such adviser’s independence, including factors specified in the NYSE listing standards.
During fiscal 2020, the Compensation Committee engaged Aon plc., a multinational, multi-services insurance and consulting firm, which we refer to as Aon, as its independent compensation consultant. Aon was retained by the Compensation Committee to review the Company’s executive compensation programs, including an analysis relating to the compensation of our Chief Executive Officer and the Company’s performance and a risk assessment of our compensation programs.
In fiscal 2020, Aon was paid $94,634 for these executive compensation consulting services provided to the Compensation Committee. During fiscal 2020, Aon and its affiliates provided general health and benefits consulting, actuarial consulting services and other human resource related services to the Company. The decision to engage Aon and its affiliates for these additional services was made by management as part of the Company’s existing relationship with Aon concerning these services, and was not approved, or required to be approved, by the Compensation Committee or the Board. Fees for the foregoing additional services in fiscal 2020 were $82,000. The individuals at Aon that advise the Compensation Committee on executive compensation matters have no involvement in the other services provided to the Company by Aon and its affiliates, and the individuals at Aon advising the Compensation Committee report directly to, and are overseen by, the Compensation Committee. These individuals have no other relationship with the Company or management. The Compensation Committee has assessed the independence of Aon as required by the NYSE listing standards. The Compensation Committee reviewed its relationship with Aon and considered all relevant factors, and concluded that there are no conflicts of interest raised by the work performed by Aon and its affiliates.
Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate, and the Chief Executive Officer has been granted authority to grant certain equity based awards for hiring incentive grants, correction grants or to promoted non-executive employees. The purpose of this delegation of authority is to enhance the flexibility of equity administration within the Company and to facilitate the timely grant of equity awards to new or recently promoted non-executive employees within specified limits approved by the Compensation Committee. The Chief Executive Officer’s authority to make new hire incentive grants is limited by the restrictions established by the Compensation Committee.
Historically, the Compensation Committee has made adjustments to annual compensation, determined annual cash and equity awards, and established new performance objectives at one or more meetings held during the first quarter of the fiscal year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, at various times as needed throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the fiscal year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the committee by the Chief Executive Officer. The Compensation Committee makes all final determinations regarding these awards, and none of our executive officers, including the Chief Executive Officer, are involved in the determination of their own compensation. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. The non-management directors’ practice is to meet in executive session following the Board meeting in September of each year to review and ratify the Compensation Committee’s annual review of the Chief Executive Officer. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2020 are described in greater detail in the Compensation Discussion & Analysis section of this proxy statement, as well as the narrative disclosure that accompanies the Summary Compensation Table and related tables in the Executive Compensation section of this proxy statement.
         Compensation Committee Interlocks and Insider Participation
During fiscal 2020, no Compensation Committee interlocks existed between the Company and any other entity, meaning none of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. No member of our Compensation Committee has ever been an executive officer or employee of the Company.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended July 31, 2020.

Compensation Committee Susan L. Decker, Chair Nadia Rawlinson Michele Romanow Hilary A. Schneider John F. Sorte

         The Nominating & Governance Committee
The Nominating & Governance Committee acts pursuant to its charter and is authorized and directed to: (1) review the overall composition of the Board; (2) actively seek individuals qualified to become Board members for recommendation to the Board; (3) identify and recommend to the Board director nominees for the next annual meeting of stockholders and members of the Board to serve on the various committees of the Board; (4) oversee the evaluation of the performance of the Board and oversee the annual self-evaluation process of the Board and each committee; (5) review and reassess the adequacy of the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval; (6) review and present to the Board individual director candidates recommended for the committee’s consideration by stockholders and stockholder nominations for director that are made in writing to the Secretary of the Company in compliance with the Company’s Bylaws; and (7) review and present to the Board stockholder proposals. The Nominating & Governance Committee also has the authority to retain and terminate any search firm to be used to identify candidates and to approve the search firm’s fees and other retention terms.
The members of the Nominating & Governance Committee are Mr. Sewell, Chair, Ms. Decker and Mr. Sorte. The Board has determined that all members of the Nominating & Governance Committee are “independent” as defined by the NYSE’s listing standards. The Nominating & Governance Committee held two meetings during fiscal 2020.
The Executive Committee
The Executive Committee has all powers and rights necessary to exercise the full authority of the Board during the intervals between meetings of the Board in the management of the business and affairs of the Company, subject to certain limitations set forth in the charter of the Executive Committee. The members of the Executive Committee are Messrs. Katz, Sewell and Sorte. The Executive Committee held numerous discussions, but no formal meetings during fiscal 2020.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION FOR FISCAL 2020
The following table provides information concerning the compensation of our non-employee directors in fiscal 2020:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Susan L. Decker(5)	70,000	207,635	—	277,635
Roland Hernandez(6)	30,896	—	—	30,896
Nadia Rawlinson(7)	24,995	167,895	—	192,890
John T. Redmond(8)	60,000	207,635	12,510	280,145
Michele Romanow(9)	61,246	207,635	—	268,881
Hilary A. Schneider(10)	56,667	207,635	—	264,302
D. Bruce Sewell(11)	103,334	207,635	—	310,969
John F. Sorte(12)	86,668	207,635	11,222	305,525
Peter A. Vaughn(13)	59,018	207,635	4,000	270,653

(1)
Mr. Katz is also a named executive officer and his compensation as Chief Executive Officer is included in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement. Mr. Katz does not receive any additional compensation for his service on the Board.

(2)
Consists of non-employee director annual retainers and meeting fees, and, if applicable, lead director fees, committee chair fees, and committee member and meeting fees. Effective April 1, 2020, in response to the COVID-19 pandemic, the Board of Directors elected to forgo their cash compensation for a period of six months. Accordingly, cash compensation paid to each director in fiscal 2020 were as follows:

		Committees
	Board of Directors	Audit	Compensation	Nominating & Governance	Executive
Name	Board Service ($)	Committee Service ($)	Committee Service ($)	Committee Service ($)	Committee Service ($)	Total ($)
Susan L. Decker	50,000	—	13,333	6,667	—	70,000
Roland Hernandez(a)	25,747	5,149	—	—	—	30,896
Nadia Rawlinson(b)	24,253	—	742	—		24,995
John T. Redmond	50,000	10,000	—	—	—	60,000
Michele Romanow(c)	54,579	—	6,667	—	—	61,246
Hilary A. Schneider	50,000	—	6,667	—	—	56,667
D. Bruce Sewell	76,667	10,000	—	10,000	6,667	103,334
John F. Sorte	50,000	16,667	6,667	6,667	6,667	86,668
Peter A. Vaughn(d)	50,000	4,851	4,167	—	—	59,018

(a)    Effective December 5, 2019, Mr. Hernandez resigned from the Board of Directors.
(b)    Effective December 5, 2019, Ms. Rawlinson joined the Board of Directors and effective March 5, 2020, she joined the Compensation Committee.
(c)    Includes $4,578.76 retainer fee for service on the Board of Directors of Whistler Blackcomb Holdings, Inc. Effective January 16, 2020, Ms. Romanow resigned from the Board of Directors of Whistler Blackcomb Holdings, Inc.
(d)    Effective December 5, 2019, Mr. Vaughn left the Compensation Committee and joined the Audit Committee.

(3)
The amounts in this column represent the aggregate grant date fair value of RSUs granted during fiscal 2020 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

(4)	All other compensation for fiscal 2020 includes the following:

Name	Charitable Donations ($)(a)	Company-paid Lodging, Ski School Privileges and Discretionary Spending on Goods and Services ($)(b)	Total ($)
Susan L. Decker	—	—	—
Roland Hernandez	—	—	—
Nadia Rawlinson	—	—	—
John T. Redmond	—	12,510	12,510
Michele Romanow	—	—	—
Hilary A. Schneider	—	—	—
D. Bruce Sewell	—	—	—
John F. Sorte	—	11,222	11,222
Peter A. Vaughn	4,000	—	4,000

(a)	See below under “Limited Director Perquisites and Personal Benefits” for a description of this program.

(b)
Represents the amounts reported during fiscal 2020 that were used by a director towards lodging, ski school privileges and discretionary spending on services or goods at our properties for personal use. See below under “Limited Director Perquisites and Personal Benefits” for a description of this program. In accordance with SEC rules, the value of these benefits is measured on the basis of the estimated aggregate incremental cost to the Company for providing these benefits, and perquisites and personal benefits are not reported for any director for whom such amounts were less than $10,000 in the aggregate for the fiscal year.

(5)	As of July 31, 2020, Ms. Decker held 910 unvested RSUs.

(6)	Mr. Hernandez resigned from the Company’s Board effective December 5, 2019.

(7)	As of July 31, 2020, Mrs. Rawlinson held 738 unvested RSUs.

(8)	As of July 31, 2020, Mr. Redmond held and 910 unvested RSUs.

(9)	As of July 31, 2020, Ms. Romanow held 910 unvested RSUs.

(10)	As of July 31, 2020, Ms. Schneider held 910 unvested RSUs.

(11)	As of July 31, 2020, Mr. Sewell held 910 unvested RSUs.

(12)	As of July 31, 2020, Mr. Sorte held 910 unvested RSUs.

(13)	As of July 31, 2020, Mr. Vaughn held 910 unvested RSUs.
DIRECTOR CASH COMPENSATION
All of our non-employee directors receive annual cash fees, payable in quarterly installments. The annual cash retainer for each Board member is $75,000 and no additional per meeting fees are paid. In addition, the Lead Director of the Board receives an additional $40,000 per year and the Chairman of the Audit Committee receives an additional $25,000 per year. Each other Audit Committee member receives an additional $15,000 per year, the Chairman of the Compensation Committee receives an additional $20,000 per year, the Chairman of the Nominating & Governance Committee receives an additional $15,000 per year, and each other Compensation Committee member and Nominating & Governance Committee member receives an additional $10,000 each per year. Members of the Executive Committee receive an additional $10,000 per year. A non-executive Chairman of the Board would receive an additional annual retainer of $50,000, but our Chief Executive Officer is currently our Chairman of the Board and he is not entitled to this retainer. Effective April 1, 2020, in response to the COVID-19 pandemic, the Board of Directors elected to forgo their cash compensation for a period of six months.
All directors received reimbursement of their reasonable travel expenses in connection with their service.
DIRECTOR EQUITY COMPENSATION
The Company provides its non-employee directors with equity compensation as determined each year by the Compensation Committee, which for fiscal 2020, was $207,635 for each non-employee director, consisting of 910 RSUs granted on September 25, 2019 that vested one year from the date of grant. The aggregate grant date fair value of these RSUs is set forth under the “Stock Awards” column of the Director Compensation Table and described in footnote 3 above.

LIMITED DIRECTOR PERQUISITES AND PERSONAL BENEFITS
Non-employee directors receive benefits consisting of lodging, ski school privileges and discretionary spending on services or goods at our resorts for personal use in accordance with the terms of the Company’s Perquisite Fund Program. Each director is entitled to an annual $40,000 allowance to be used at the Company’s resorts in accordance with such program, under which directors may draw against the account to pay for services or goods at the market rate. Unused funds in each director’s account at the end of each fiscal year are forfeited. In accordance with SEC rules, the value of these benefits is measured on the basis of the estimated aggregate incremental cost to the Company. For this purpose, perquisites do not include benefits generally available on a non-discriminatory basis to all of our employees, such as skiing privileges.
In addition, each year we allow each director to designate one charity as the recipient of a vacation package with a retail value of no more than $4,000 and to include only the same array of services that are eligible under the Perquisite Fund Program. We also require that the package be given as part of a public event, dinner or auction and that the Company receive appropriate credit and marketing presence.
STOCK OWNERSHIP GUIDELINES FOR NON-EMPLOYEE DIRECTORS
Each non-employee director must own the greater of five times his or her annual cash retainer for Board service or $300,000 in value within five years of the date such director is elected or appointed to the Board. Directors are not permitted to sell any shares of common stock (except to pay the exercise price of a particular equity grant, if any, or taxes generated as a result of equity grants) until such time as the ownership guidelines have been satisfied and then only to the extent that such sales do not reduce such director’s ownership below the threshold requirement. Shares of common stock, stock owned in a directed retirement plan or IRA and the intrinsic value of vested equity grants count as stock ownership for purposes of these guidelines. All of our non-employee directors are in compliance with this policy.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. To our knowledge, based solely on a review of the reports filed by or on behalf of our directors and executive officers and written representations from these persons that no other reports were required, we believe that during fiscal 2020 our directors, executive officers and holders of more than 10% of our common stock filed the required reports on a timely basis under Section 16(a), except Ms. Decker who did not timely report 240 shares gifted in October 2018 due to an administrative error.

TRANSACTIONS WITH RELATED PERSONS
RELATED PARTY TRANSACTIONS POLICY AND PROCEDURES
We have adopted a written Related Party Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related party transactions.” For purposes of our policy only, a “related party transaction” is a transaction, contract, agreement, understanding, loan, advance or guarantee (or any series of similar transactions or arrangements) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company solely in their capacity as an officer or director by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, or any immediate family member of an executive officer or director, including any entity in which such persons are an officer or 10% or greater equity holder.
Under the policy, where a transaction has been identified as a related party transaction, management must present information regarding the proposed related party transaction to the Chair of the Audit Committee, the full Audit Committee or the Board for consideration and approval or ratification, depending upon the size of the transaction involved. In considering related party transactions, the Audit Committee takes into account the fairness of the proposed transaction to the Company and whether the terms of such transaction are at least as favorable to the Company as it would receive or be likely to receive from an unrelated third party in a comparable or substantially comparable transaction.
To ensure that our existing procedures are successful in identifying related party transactions, the Company distributed questionnaires to its directors and executive officers shortly following the end of the fiscal year which included, among other things, inquiries about any transactions they have entered into with us.

During fiscal 2020 and through the date of this Proxy Statement, there were no related party transactions under the relevant standards described above.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis, or CD&A, describes our executive compensation program, the various components of our program and the compensation-related decisions made for fiscal 2020 with respect to our named executive officers (“NEOs”). For purposes of this CD&A and the compensation tables and narratives that follow, the NEOs for fiscal 2020 were:

•	Robert A. Katz, Chairman and Chief Executive Officer

•	Michael Z. Barkin, Executive Vice President and Chief Financial Officer

•	Patricia A. Campbell, President - Mountain Division

•	Kirsten A. Lynch, Executive Vice President and Chief Marketing Officer

•	David T. Shapiro, Executive Vice President, General Counsel and Secretary
Recent Developments Affecting Fiscal 2020 and Fiscal 2021 Compensation
The COVID-19 pandemic has significantly affected the global economy and strained the hospitality and leisure industries due to travel restrictions and stay-at-home directives that have resulted in cancellations and significantly reduced travel. As a result of COVID-19 and in order to ensure the safety of our guests and employees, we decided to close all North American mountain resorts and our associated businesses on March 15, 2020 and shortly thereafter announced that such resorts would remain closed for the remainder of the 2020 season.

In order to provide liquidity and preserve financial flexibility, we took various measures, including:

•
Reducing our capital plan for calendar year 2020 by approximately $80-$85 million, with the vast majority of these savings coming from the deferral of many of our discretionary capital projects (new chair lifts, terrain expansions and other mountain base area improvements), while continuing with the vast majority of our maintenance capital spending;

•	Suspending cash dividends to shareholders for two quarters (preserving over $140 million);

•	Amending our corporate credit facility to obtain temporary covenant waivers and issuing $600 million of senior unsecured notes; and

•	Furloughing the majority of year-round hourly employees and many full time employees in the U.S.

Additionally, effective April 1, 2020, we took the following compensation actions:

•	Implementing six month salary reductions for all salaried employees in the U.S.;

•	CEO foregoing full salary and Board of Directors foregoing 100% of cash compensation for six months; and

•	Suspending our 401k match for six months.

Finally, as explained further below, with respect to our Management Incentive Plan (“MIP”) for fiscal 2020, the Resort EBITDA target was not met, and accordingly, none of our NEOs received a bonus for fiscal 2020.

While it is not reasonably possible to estimate the ultimate duration or negative financial impact of the COVID-19 pandemic on our business, we expect the COVID-19 pandemic will continue to have an effect on our results of operations and our results will be adversely impacted in a significant manner. However, the Compensation Committee believes that both our short-term and long-term success depends in large part on our ability to attract and retain highly qualified talent throughout all areas of operations, including our NEOs, who are motivated to serve with purpose on behalf of our Company, our team members and our shareholders. Many of our furloughed employees have now returned to work, and base salaries that were reduced were restored to their pre-reduction levels effective early October 2020. Additionally, for fiscal 2021, the following actions were taken for our NEOs:

•	Base salaries were restored to their pre-reduction levels effective early October 2020, however, no merit increases were given for fiscal 2021;

•	No annual inflation increases in long-term incentive grant values (RSUs and SARs) were approved;

•
For Messrs. Katz and Barkin and Mmes. Campbell and Lynch, in light of the financial and other uncertainties surrounding our business and resort operations, these executives declined a cash bonus for FY21, and instead these executives received a non-cash grant of SARs in value equal to 90% of his or her target bonus amount, with one-

year vesting and an exercise price that is 10% greater than the closing price of our common stock on the date of grant.

Additionally, for fiscal 2021, for the third consecutive year, our Chairman and CEO, Mr. Katz, voluntarily offered to reduce his compensation from what was recommended by the Compensation Committee.  Mr. Katz offered to reduce the value of his long-term incentive award (RSUs and SARs) granted in fiscal 2019, from approximately $4 million (the total grant date value of his RSU and SAR grant for fiscal 2018, excluding the RSUs award as part of his bonus) to approximately $2 million.  For fiscal 2020 and again in fiscal 2021, Mr. Katz made the suggestion to the Compensation Committee to maintain these reduced levels of equity grant values in order to ensure that the Company could prioritize other compensation initiatives for the fiscal year and in recognition of his own ownership in the Company’s stock, built over the prior 14 years.
Executive Summary of our Compensation Program
Our executive compensation program, which is grounded in the principle of pay-for-performance, is intended to reward our executive officers for sustained, high-level performance over the short- and long-term as demonstrated by measurable, company-wide performance metrics and individual contributions that are consistent with our overall growth strategy and achievement of goals. We compensate our executive officers with a combination of cash compensation (in the form of base salary and cash incentive compensation) and equity awards, as well as a modest amount of benefits and perquisites. Our compensation program has been structured to enhance our ability to achieve our short-term and long-term strategic goals and to retain and motivate our executive officers and senior management to achieve such goals.
Our Executive Compensation Program Emphasizes Pay-for-Performance
The primary objective of our executive compensation program is to emphasize pay-for-performance by incentivizing our executive officers to drive superior results and generate stockholder value. We accomplish this objective in the following ways:

•
Annual Incentive Awards.    Our MIP, which applies to the award of annual cash incentive compensation, referred to in this CD&A as a “MIP award,” is intended to focus our executive officers on the key corporate financial metrics that we believe drive our best results. As explained in more detail below, because Resort EBITDA (earnings before interest, taxes, depreciation and amortization, as reported for our Mountain and Lodging segments) is the performance metric associated with the MIP for our NEOs, their annual cash incentive fluctuates with our performance and the achievement of our annual goals as established by the Compensation Committee.

•
Long-Term Equity Awards.    A significant portion of our NEOs’ total annual compensation opportunity is in the form of long-term equity incentive compensation, including share appreciation rights (“SARs”) and restricted share units (“RSUs”), which generally vest ratably over three years.

•
High Percentage of Compensation is Variable or “At-Risk.”    A significant percentage of our NEOs’ compensation is tied to incentives or appreciation in our stock price, and as executive officers attain greater levels of responsibility, the percentage of their total target compensation that is variable or “at-risk” increases, and the percentage that is fixed decreases. Accordingly, the NEO whose compensation is most heavily comprised of at-risk elements is our Chief Executive Officer (“CEO”). Our commitment to emphasizing performance-based compensation is illustrated by the following charts, which show the mix of our program’s three primary direct compensation components (fixed compensation, consisting of base salary; variable or at-risk compensation, consisting of target annual incentive compensation; and actual long-term equity incentive awards granted in the fiscal year) for our CEO and, on average, for our other NEOs for fiscal 2020:

•
Performance-Based Stock Awards for CEO.  In furtherance of our pay-for-performance philosophy and to further align the interests of our CEO with the interests of our stockholders, the Compensation Committee has determined that approximately 50% of the award value subject to long-term equity incentive awards granted to our CEO each fiscal year (not including RSUs granted in payment of his annual MIP award, which are already tied to the performance metrics set forth under the MIP) will be “performance-based” stock awards. These performance-based stock awards have been SARs subject to time-based vesting criteria, but with an exercise price that is greater than the closing price of our common stock on the date of grant (“Premium SARs”). For fiscal 2020, the Compensation Committee awarded Mr. Katz long-term equity incentive awards with approximately 50% of the award value in time-based vesting RSUs and approximately 50% of the award value in Premium SARs only with an exercise price that was 25% greater than the closing price of our common stock on the date of grant.

Our Executive Compensation Program is Supported by Our Stockholders
At our annual meeting of stockholders held on December 5, 2019, approximately 86% of the votes cast on the proposal were voted in support of the advisory resolution to approve the compensation of our NEOs. After considering the results of this vote, the Compensation Committee concluded that there is strong stockholder support of our executive compensation program and its emphasis on pay-for-performance. As a result, the Compensation Committee determined to maintain the current executive compensation program for fiscal 2020. At our 2017 annual meeting, our stockholders expressed a preference that advisory votes on executive compensation occur every year, as recommended by our Board of Directors. Consistent with this preference, our Board of Directors has implemented an advisory vote on executive compensation every year.

    Effective Corporate Governance Reinforces Our Executive Compensation Program
The following features of our executive compensation program are evidence of our commitment to good corporate governance practices:

WHAT WE DO:	WHAT WE DON’T DO:
Annual Advisory Vote to Approve Executive Compensation.  We provide our stockholders with an annual opportunity to vote on an advisory basis to approve the compensation paid to our NEOs as disclosed in the proxy statement.

Independent Compensation Committee.  Our executive compensation program is reviewed annually by the Compensation Committee, which consists solely of independent directors and makes all final determinations regarding the compensation of our NEOs.

Significant Portion of Executive Compensation Tied to Performance.  A significant portion of our NEOs’ compensation is comprised of elements of performance-based, incentive compensation that are tied to defined corporate and individual performance goals or stock price performance. In the last three fiscal years, approximately 72.7% of our CEO’s total compensation and approximately 73.1% of our other NEOs’ total compensation, as reported in the Summary Compensation Table, has on average been in the form of short and long-term incentive-based compensation (MIP award and equity awards). In addition, approximately 50% of the long-term equity incentives granted to our CEO each fiscal year consist of “performance-based” awards in the form of Premium SARs.

Significant Portion of Executive Compensation Delivered in the Form of Long-Term Equity-Based Incentives.  A significant portion of our NEOs’ compensation is comprised of long-term equity incentive awards, consisting of SARs and RSUs, which generally vest over three years. In the last three fiscal years, approximately 67.4% of our CEO’s total compensation and approximately 66.2% of our other NEOs’ total compensation as reported in the Summary Compensation Table, has on average been in the form of long-term equity-based incentives. Mr. Katz receives 50% of his annual MIP award in cash and the other 50% in RSUs that vest annually over a three-year period (included in the percentage above), meaning one-half of the MIP award earned on the basis of the Company’s achievement of annual performance goals is subject to further time-based vesting and changes in the value of our common stock over that period.

Market Alignment of Compensation but with Greater Emphasis on At-Risk Compensation.  To attract and retain talented executive officers, we align targeted compensation opportunity with comparable levels to our peer group, but we generally make at-risk compensation a more significant component.

Independent Compensation Consultant.  The Compensation Committee periodically retains and receives advice from an independent compensation consultant.

No Excessive Perquisites.  We provide our executive officers with limited perquisites, which are generally limited to credit at our owned and operated properties and which are designed to incentivize our executive officers to visit and use our resorts in order to make informed decisions regarding our business and provide relevant feedback concerning our properties and services.

No Tax Gross-Ups on Perquisites, Except for Standard Relocation Benefits.  We do not pay tax gross-ups on the limited perquisites that our executive officers receive, except in the case of standard relocation benefits available to all similarly situated employees.

No Excise Tax Gross-Ups.  We do not pay excise tax gross-ups in connection with the change in control arrangements provided to our executive officers.

No Automatic Salary Increases or Guaranteed Bonuses.  For fiscal 2020, we did not guarantee annual salary increases or bonuses for any NEO and no employment agreement with any NEO contains such provisions. In fact, as described below, no cash bonus was paid to any NEO during fiscal 2020.

No “Single Trigger” Automatic Cash Payments, Benefits or Equity Vesting Upon a Change in Control.  The change in control arrangements provided to our executive officers require a termination event (including a termination by the executive for “good reason”) following a change in control before any cash-based payments or benefits are triggered. Additionally, our CEO’s potential cash severance is conservatively set at two times his base salary and bonus. For equity awards granted in fiscal 2021 and beyond, in the event of a change in control, equity will only have accelerated vesting if an award is not assumed or replaced or in the event of a termination without cause within 12 months of a change in control event.

No Hedging or Pledging.  Under our Insider Trading Compliance Program, senior level employees, including our executive officers, as well as our directors, are prohibited from conducting short sales or using derivatives or other instruments designed to hedge against the risk of ownership of our securities or otherwise offset any decrease in the market value of our securities, including put and call options and collar transactions. The Insider Trading Compliance Program also prohibits directors and senior level employees, including our executive officers, from pledging shares of the Company’s stock.

No Equity Repricing.  We expressly prohibit the repricing of underwater SARs without stockholder approval.

No Pension Plans or SERPs.  We do not provide our executive officers with tax-qualified defined benefit pension plans or supplemental executive retirement plans.

WHAT WE DO:

Clawback Policy.  The Compensation Committee has adopted a clawback policy that, in the event of a financial restatement, allows us to recoup cash- or equity-based incentive compensation from executive officers that was paid based on the misstated financial information.

Stock Ownership Guidelines.  Our executive officers are subject to stock ownership guidelines, requiring that they hold a meaningful amount of our common stock, which helps to align their interests with those of our stockholders. Additionally, until the applicable guideline is achieved for an executive, he or she is required to retain at least 75% of the net shares received from vesting of RSUs or exercise of SARs. All of our NEOs are in compliance with this policy.
Use of Tally Sheets.  The Compensation Committee uses tally sheets that provide information as to all compensation that is potentially available to our NEOs when evaluating executive compensation.

Annual Risk Assessment.  The Compensation Committee, with the assistance of our independent compensation consultant, annually conducts a compensation risk assessment and, for fiscal 2020, determined that the Company’s compensation policies and practices, or components thereof, do not create risks that are reasonably likely to have a material adverse effect on the Company.

       Key Objectives of Our Executive Compensation Program
Our executive compensation program focuses on the following three key objectives:

•	Emphasizing Pay-for-Performance. Emphasize pay-for-performance by tying annual and long-term compensation incentives to achievement of specified performance objectives or overall stock performance.

•
Attracting, Retaining and Motivating.  Attract, retain and motivate talented executives who will determine our long-term success. We have structured our executive compensation program to be competitive with compensation paid by companies in the same market for executive talent.

•
Rewarding Contributions and Creating Long-Term Value.  We have structured our compensation program to recognize and reward contributions of all employees, including executive officers, in achieving strategic goals and business objectives, while aligning the program with stockholder interests.

Compensation-Setting Process
Participants in Setting Executive Compensation
The Compensation Committee is responsible for determining the compensation of our executive officers, including our NEOs. In appropriate circumstances, such as when new market data supports a market adjustment, the Compensation Committee, in its sole discretion, considers the recommendations of our CEO in setting executive compensation, including the compensation of the other NEOs. The Compensation Committee, however, makes all final determinations regarding these awards (subject to any matters requiring approval by the Board of Directors and/or our stockholders), and no executive officer is involved in the deliberations or the determination with respect to his or her own compensation. The non-management directors’ practice is to meet in executive session following the Board meeting in September of each year to review and ratify the Compensation Committee’s annual review of the CEO.
         Comparative Framework
To achieve our executive compensation objectives, the Compensation Committee periodically analyzes market data and evaluates individual executive performance with a goal of setting compensation at levels the Compensation Committee believes, based on their general business and industry knowledge and experience, are comparable with executives in other companies operating in the leisure, travel, gaming and hospitality industries, which we refer to as our “peer group.” We face a somewhat unique challenge in establishing a peer group because few publicly-traded companies participate in more than one of our operating segments. Thus, when evaluating executive compensation, the Compensation Committee includes in our peer group a variety of leisure, travel, gaming and hospitality companies with whom we may compete for executive talent and the discretionary travel dollars of our guests.
When performing its annual executive compensation review, the Compensation Committee has sole authority to engage an independent compensation consultant to assist in obtaining market data and analyzing the competitive nature of our compensation programs. In fiscal 2020, the Compensation Committee engaged Aon plc (“Aon”) to conduct a risk assessment and to advise on compensation decisions. The Compensation Committee has assessed the independence of Aon as required by the NYSE listing rules. The Compensation Committee reviewed its relationship with Aon and considered all relevant factors, and concluded that there are no conflicts of interest raised by the work performed by Aon.

In fiscal 2019, the Compensation Committee engaged Aon to conduct a competitive market study of the Company’s executive compensation program. The market study analyzed our executive compensation relative to Aon’s proprietary survey data, which consisted of companies with comparable revenues, as well as to publicly-traded peer group companies recommended by Aon. Our Compensation Committee then confirmed a peer group based upon this data. The peer group used by the Compensation Committee for fiscal 2020 compensation decisions did not change from the peer group determined in fiscal 2019 and consisted of the following companies:

Boyd Gaming Corporation Caesars Entertainment Corp. Cedar Fair, L.P. Churchill Downs Inc. Extended Stay America, Inc. Hyatt Hotels Corporation Norwegian Cruise Line Holdings Ltd.	Penn National Gaming Inc. Red Rock Resorts Inc. Six Flags Entertainment Corporation Wyndham Destinations, Inc. Wyndham Hotels & Resorts, Inc. Wynn Resorts Ltd.
The Compensation Committee primarily uses the proprietary survey data from Aon to set target pay levels for competitive and retention purposes. The Compensation Committee then uses peer group information generally to confirm target pay levels for our NEOs are comparable with companies in our peer group. However, as compared with companies in our peer group, we generally make at-risk compensation a more significant component of our NEOs’ compensation in order to emphasize pay-for-performance. We believe that compensating our NEOs with a larger proportion of at-risk compensation elements (such as the MIP award, SARs and RSUs) in relation to more static compensation elements (such as base salary) and a larger proportion of long-term equity incentives (such as SARs and RSUs) in relation to short-term compensation elements (such as base salary and the MIP award), compared with the peer group, more closely aligns the interests of our NEOs with those of our stockholders.
The Compensation Committee intends to continue to seek advice from independent compensation consultants as it deems necessary to help ensure that our compensation programs remain appropriate and consistent with industry practices. Although the Compensation Committee believes that it is important to periodically review the compensation policies of its peer group and the survey data, the Compensation Committee also believes that our executive compensation program must further our business objectives and be consistent with our culture. Therefore, while the Compensation Committee reviews the peer group and survey data, including the total and type of compensation paid to executive officers at peer group companies to further validate that the compensation paid to our executive officers remains competitive, the Compensation Committee may not necessarily make any particular adjustments to the compensation paid to the executive officers based on the peer group or survey data.
         Company-Specific Factors
In addition to considering market data with respect to executive compensation practices of companies within our peer group, the Compensation Committee takes into account individual performance, our retention needs, our relative performance and our own strategic goals. We also conduct an annual review of the aggregate level of our executive compensation program as part of our annual budget review and annual performance review processes, which include determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers.
The Compensation Committee, in conjunction with data and recommendations provided by our independent compensation consultant in any given year, also annually analyzes tally sheets prepared for each NEO. These tally sheets present the dollar amount of each component of the NEO’s compensation, including current cash compensation (base salary and the MIP award for the applicable fiscal year), perquisites and the value of equity awards previously granted to the NEO as of the applicable fiscal year end, as well as the amounts that would have been payable to the NEO if employment had been terminated under various scenarios as of the end of the most recently completed fiscal year. The Compensation Committee uses these tally sheets, which provide substantially the same information as is provided in the tables included in this proxy statement, together with peer group data, primarily for purposes of analyzing our NEOs’ total compensation and determining whether it is appropriate to adjust the compensation mix for our NEOs on a going-forward basis. In its most recent review of tally sheets, the Compensation Committee determined that total compensation amounts for our NEOs remained consistent with our executive compensation philosophy and objectives.

Elements of Compensation
Our executive compensation program consists of the following elements:

Compensation Element	Objective	Key Features
Base Salary	To attract and retain executives with a proven track record of performance
• Established based primarily on the scope of an executive officer’s responsibilities, taking into account individual performance and experience, competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual, the impact the individual’s loss would have on the Company, and other factors which may be deemed to be relevant by the Compensation Committee.

• Reviewed annually by the Compensation Committee and, based on such review, may be adjusted to align salaries with market levels after taking into account various factors, including those listed in the bullet above.

• No guaranteed increases to base salary.

Annual MIP Award	To incentivize achievement of annual financial, operational and strategic goals and achievement of individual annual performance objectives
•  For each fiscal year, Company and individual performance elements drive two different aspects of the MIP: (1) the aggregate amount of funds available under the MIP (driven by Company performance), and (2) the specific allocation of awards to participants under the MIP (driven by Company performance for Mr. Katz and individual performance for the other NEOs).

• Our CEO receives his annual MIP award 50% in cash and 50% in RSUs that vest annually over a three-year period (as further discussed under Equity Incentive Awards below). Our other executive officers receive annual MIP awards in cash only.

Equity Incentive Awards
To increase long-term stockholder value by retaining our executive officers in a competitive business environment and aligning the interests of our executive officers with those of our stockholders by encouraging stock ownership by such officers

• Current equity incentive awards are granted under our 2015 Omnibus Incentive Plan, referred to in this proxy statement as the 2015 Plan, previously approved by stockholders at the 2015 annual meeting.

• Equity awards granted prior to the 2015 annual meeting were granted under our Amended and Restated 2002 Long Term Incentive and Share Award Plan, referred to in this proxy statement as the 2002 Plan, previously approved by the stockholders.

• For fiscal 2020, we used grants of time-based vesting RSUs and SARs because RSUs and SARs provide both a high perceived value and strong retention value. The use of RSUs aligns the interests of our executive officers with that of our stockholders through stock ownership.

• The Compensation Committee has adopted a long-term equity-based incentive grant practice for Mr. Katz, such that approximately 50% of his equity awards will be performance-based. For fiscal 2020, the Compensation Committee awarded Mr. Katz his long-term equity incentive awards as approximately 50% of the award value in RSUs and approximately 50% of the award value in Premium SARs, which consisted of 4,768 RSUs and 22,827 Premium SARs, each vesting annually over three years.

• For equity awards granted in fiscal 2021 and beyond, in the event of a change in control, equity will only have accelerated vesting if an award is not assumed or replaced or in the event of a termination without cause within 12 months of a change in control event.

• SARs are granted with an exercise price of no less than the closing price of our common stock on the date of grant (and in some cases as noted above with respect to Mr. Katz, with an exercise price that exceeds the fair market value on the date of grant), and as a result, executive officers realize value only to the extent the price of our common stock appreciates after the grant date.

Compensation Element	Objective	Key Features
Deferred Compensation	To attract and retain executive officers with a proven track record of performance and to provide a tax-efficient means for such officers to save for retirement
• Executive officers can elect to defer up to 80% of their base salary and 100% of their annual MIP award.

• Executive officers can invest these amounts in pre-tax dollars in designated hypothetical investments for their accounts, and their accounts are credited with gains or losses in accordance with their selections.

Limited Perquisites	To incentivize executives to use the Company’s services in order to help them in their performance by allowing them to evaluate our resorts and services based upon firsthand knowledge
• Includes benefits relating to the use of one or more of our owned and operated private clubs, including skiing and parking privileges, as a part of their responsibilities and employment.

• Also includes our Perquisite Fund Program, under which certain of our senior management, receive an annual allowance, based on executive level, to be used at the Company’s owned or operated resorts. Executives may draw against the account to pay for services or goods, at the market rate for the applicable resort or services. Amounts of the fund used by executives are taxed as ordinary income, like other compensation. Unused funds in each executive’s account at the end of each fiscal year are forfeited.

• All Company employees enjoy skiing privileges, not just our executives.

2020 Compensation Decisions
As discussed above, the COVID-19 pandemic has significantly affected the global economy and strained the hospitality and leisure industries due to travel restrictions and stay-at-home directives that have resulted in cancellations and significantly reduced travel. Accordingly, on April 1, 2020, we announced additional measures taken to provide liquidity and preserve financial flexibility, which included, among other things, (i) implementing six month salary reductions for all salaried employees in the U.S., including our NEOs, (ii) CEO foregoing full salary and Board of Directors foregoing 100% of cash compensation for six months, and (iii) suspending our 401k match for six months.
       Base Salary
The Compensation Committee generally reviews and adjusts base salaries annually at its September committee meeting, with new salaries effective in mid-October. In recognition of individual performance and overall growth and results of the Company in fiscal 2019, fiscal 2020 base salary increases of 3.5% were approved for all NEOs. The below table reflects to the total annual base salaries for each of our NEOs (fiscal 2019 compared to fiscal 2020) as well as the actual salaries paid during fiscal 2020 factoring in the April 1, 2020 salary reduction described above.

Name	Fiscal 2020 Base Salary	Fiscal 2020 Actual Salary Paid	Fiscal 2019 Base Salary
Robert A. Katz	$1,002,079	$688,534	$968,192
Michael Z. Barkin	$569,250	$522,500	$550,000
Patricia A. Campbell	$569,250	$522,500	$550,000
Kirsten A. Lynch	$569,250	$522,500	$550,000
David T. Shapiro	$517,500	$482,962	$500,000
Annual MIP Awards. All of our NEOs were eligible to receive an annual cash MIP award based upon our performance and, except for the CEO, each NEO’s individual performance during fiscal 2020. Pursuant to his employment agreement, Mr. Katz’s MIP award would be paid 50% in cash and 50% in RSUs that vest annually over a three-year period.
Annual Funding of the MIP.    Annual funding of the MIP is based upon our achievement of performance measures selected by the Compensation Committee. The Compensation Committee has established Resort EBITDA as the performance measure to determine funding of the MIP for our NEOs. The Compensation Committee believes this is the appropriate performance measure because Resort EBITDA is the primary performance metric used by the Company to measure its performance. For purposes of setting annual funding targets under the MIP, the Compensation Committee bases the Resort EBITDA target on the target set by our Board annually when approving the Company’s budget. In setting the performance measures for any given fiscal year, the Compensation Committee considers our past performance, broader economic trends that may impact us in the upcoming year, and our historical performance in relation to the MIP award targets set in the respective prior periods.

Please see pages 37 and 49 of our Annual Report for information regarding our use of the non-GAAP financial measures discussed in this CD&A and a reconciliation of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures. The threshold, target and maximum value of the MIP awards granted to our NEOs in fiscal 2019 are reported in the Summary Compensation Table and are further described in the Grants of Plan-Based Awards Table.
Resort EBITDA Target.    For fiscal 2020, the Resort EBITDA target was set at $798.0 million, which was based upon our approved budget for fiscal 2020. This target includes Peak Resorts, but excludes (i) any EBITDA and related acquisition and transaction expenses associated with any acquisitions completed or signed during fiscal 2020, (ii) the impact of any exercises of SARs by the CEO during the fiscal year, and (iii) the impact of any currency fluctuations on the Company’s results. The Compensation Committee established the performance measure in September 2019, at the beginning of the fiscal year, with the expectation that the target level of performance of these goals would require significant effort and substantial progress toward our strategic plan goals in light of the business environment at that time. As a result, at the time of grant, our attainment of these targets in fiscal 2020 was considered moderately likely.
How the MIP Is Funded.    For fiscal 2020, for each NEO, 100% of the funding of the MIP was based upon the achievement of the Resort EBITDA target. Under the MIP, if we achieve 100% of the Resort EBITDA target, the MIP is funded at 100% of the target funding level for that component, as more fully detailed in the table below. If our performance exceeds 100% of the Resort EBITDA target, the MIP is funded above the target funding level for that component up to a maximum of 200% of the target funding level. If our performance falls below 100% of the annual Resort EBITDA target, the MIP is funded below the target funding level for that component. If our performance falls below 80% of the annual Resort EBITDA target, the MIP is not funded for that component. The following table describes this metric:
MIP Funding for Resort EBITDA

Percentage of Target Performance Achieved	Percentage of Annual Target Funding Level Available under the MIP
Less than 80%	—%
80%	15%
90%	25%
95%	50%
100%	100%
110%	175%
120% or greater	200%
In the event our Resort EBITDA for any fiscal year meets the specific threshold or target level, then the MIP is funded at the appropriate level and each NEO is eligible to receive a MIP award. In addition, once the MIP is funded based upon each NEO’s target MIP award percentage, the total pool for NEOs may be increased by up to 5%, with such excess being paid out, if any, at the discretion of the Compensation Committee based upon individual performance.
Target Annual MIP Awards.    The differences between the NEOs’ target MIP awards as a percentage of their base salaries was determined based upon the perceived ability each executive position has to influence our performance. Threshold, target and maximum awards payable under the MIP for fiscal 2020 are reported in the Grants of Plan-Based Awards Table. For fiscal 2020, each NEO was eligible for an annual MIP award based on a percentage of annual base salary as follows:

Name	2020 Target Annual MIP Award as Percentage of Base Salary
Robert A. Katz	100%
Michael Z. Barkin	75%
Patricia A. Campbell	75%
Kirsten A. Lynch	75%
David T. Shapiro	50%
Individual MIP Award Determination.    Once funding is established, the actual MIP award paid to each NEO (other than Mr. Katz) is determined by individual performance objectives. In the case of Mr. Katz, his award is based solely on the funded amount of target MIP determined by Company performance because, unlike other NEOs, he is responsible for all aspects of Company performance. This structure reflects our objective to put more emphasis on individual performance oriented compensation, while at the same time requiring that overall Company performance standards are met before MIP funding can occur. Achievement of individual performance objectives can result in the NEO receiving a MIP award equal to 0%, 70%, 100%, 115% or 130% of the funded amount (subject to availability of funds under the MIP) and subject to further adjustments at the discretion of the Compensation Committee. Individual performance objectives vary depending upon our strategic plan and each NEO’s individual responsibilities are established at the beginning of each fiscal year, with the expectation in fiscal 2020 that the target level of performance of these objectives would require significant effort and substantial progress toward the goals of our strategic plan in light of the current business environment. As a result, each NEO’s attainment of his or her performance objectives in fiscal 2020 was moderately likely.
Example.    An executive whose MIP award funding is 100% based on Resort EBITDA, earning $300,000 annually with a target MIP award of 50% of base salary, would have an available MIP award funding of $150,000 for 100% achievement of Resort EBITDA (100% times 50% salary target times 100% funding), for a total of $150,000 of target funding. However, because the executive’s total MIP award is determined by the achievement of individual performance objectives, an executive’s ultimate total MIP award can be paid out in an amount equal to 0%, 70%, 100%, 115% or 130% of the target amount based on individual performance (subject to availability of funds under the MIP).
Fiscal 2020 Results.    In fiscal 2020, primarily as a result of the early closure of our North American resorts on March 15, 2020 due to the COVID-19 pandemic, we met 63.19% of the Resort EBITDA target, which resulted in a funding level of 0% of the target funding level for that component of the funding calculation. Accordingly, none of the NEOs received a MIP award for fiscal 2020.
        Long-Term Equity Incentives
Our long-term equity incentive award program is designed to promote long-term Company performance and align each executive’s risk with stockholder interest, to reward the achievement of long-term goals, and to promote stability and corporate loyalty among our executives. The Compensation Committee bases awards of long-term equity compensation on a number of different factors, including competitive market practices as determined by our peer group analysis, the information provided by our independent compensation consultant, the amount of cash compensation that is currently paid to each NEO, each NEO’s level of responsibility, our retention objectives and our pay-for-performance philosophy. In general, the Compensation Committee makes long-term equity award determinations for executive officers in September of each year and typically consults with our CEO in determining the size of grants to each NEO, other than himself, although the Compensation Committee makes all final determinations. The non-management directors’ practice is to meet in executive session following the Board meeting in September of each year to review and ratify the Compensation Committee’s annual review of the CEO. In fiscal 2020, the Compensation Committee granted long-term equity incentive awards under the 2015 Plan, which was approved by our stockholders at the 2015 annual meeting.
As noted above, the long-term equity values awarded to our NEOs are based on a number of different factors considered by the Compensation Committee. For fiscal 2020, the Compensation Committee awarded each NEO an equity value based on individual achievements and performance. As described elsewhere in this CD&A, for fiscal 2020, the Compensation Committee awarded Mr. Katz his long-term equity incentive awards as approximately 50% of the award value in RSUs and approximately 50% of the award value in Premium SARs, however, as discussed above, upon the recommendation of Mr. Katz, the value of his long-term incentive award (RSUs and SARs) granted in September 2019 remained at the reduced amount of approximately $2 million.
As in previous years, the long-term equity incentive awards granted to our NEOs in fiscal 2020 consisted of RSUs and SARs. In determining the mix of RSUs and SARs granted to each of our NEOs in fiscal 2020, the Compensation Committee considered that RSUs have a relatively greater retentive effect, but SARs have a relatively greater performance incentive impact. Accordingly, for fiscal 2020, the Compensation Committee awarded grants to the NEOs such that approximately 50% of the long-term equity incentive award value granted is attributed to RSUs and approximately 50% of the award value granted is attributed to SARs (and in the case of our CEO, Premium SARs). To further promote retention, the RSUs and SARs granted in fiscal 2020 vest in equal annual installments over a three year period commencing on the first anniversary date of the grant. As the awards are inherently tied to the performance of our common stock, we consider a vesting schedule based upon continued service appropriate to meet the desire for both retention and performance incentive.
The value of the equity awards granted to our NEOs in fiscal 2020 are reported in the Summary Compensation Table and are further described in the Grants of Plan-Based Awards Table.

Other Executive Compensation Policies and Practices
         Clawback Policy
In line with corporate governance best practices, the Compensation Committee has adopted a clawback policy that allows the Company to seek repayment of incentive compensation that was paid based on financial statements that were subsequently restated. The policy provides that if the Board determines that there has been a material restatement of publicly issued financial results from those previously issued to the public, our Board will review all MIP awards and equity awards made to executive officers during the three-year period prior to the restatement on the basis of having met or exceeded specific performance targets. If such payments would have been lower had they been calculated based on such restated results, our Board will (to the extent permitted by governing law) seek to recoup the payments in excess of the amount that would have been paid based on the restated results.
         Equity Grant Practices
We generally seek to make equity compensation grants in the first quarter following the completion of a given fiscal year. SARs are granted with an exercise price equal to or higher than the market price of our common stock on the date of grant, which is the date the Compensation Committee approves the award. We do not have any specific program, plan or practice related to timing equity compensation awards to executives; however, the Compensation Committee generally grants annual awards on the date of the regularly scheduled first fiscal quarter Board meeting in September. Other than grants made in connection with hiring, promotions or to replace certain new hire grants once they vest and/or are exercised, equity awards are granted to NEOs at the same time that equity awards are granted to all other employees who are eligible for such awards.
         Stock Ownership Guidelines for Executives
Consistent with our objective of encouraging executive stock ownership to create long-term stockholder value by aligning the interests of our executives with our stockholders, the Company has adopted executive stock ownership guidelines. Under the guidelines, our executive officers are expected to hold shares of our common stock equal to multiples of their base salaries as follows:

Title	Multiple of Base Salary
Chief Executive Officer	6x
Chief Financial Officer	3x
Presidents	3x
Executive Vice Presidents	2x
Until an executive achieves the required level of ownership, he or she is required to retain at least 75% of the net shares received as a result of the vesting of RSUs or restricted stock or the exercise of SARs. Net shares are those that remain after shares are netted to pay any applicable exercise price or statutory tax withholdings. Shares of common stock, stock owned in a directed retirement plan or IRA and the intrinsic value of vested equity grants count as stock ownership for purposes of these guidelines. As of the date of this proxy statement, all NEOs who are subject to our stock ownership guidelines have met their required level of stock ownership.
        Policy Prohibiting Hedging and Pledging Transactions
Our Insider Trading Compliance Program prohibits directors and senior level employees, including our executive officers, from engaging in hedging transactions designed to offset decreases in the market value of the Company’s securities, including engaging in short sales or investing in other derivatives of the Company’s securities, including put and call options and collar transactions. The Insider Trading Compliance Program also prohibits directors and senior level employees, including our executive officers, from pledging shares of the Company’s stock.
         Post-Termination Compensation
Pursuant to his employment agreement, Mr. Katz is entitled to receive severance payments and continuation of certain benefits upon certain terminations of employment, including certain resignations for “good reason” (as defined in his agreement). Pursuant to the Company’s executive severance policy, Messrs. Barkin and Shapiro and Mmes. Campbell and Lynch are entitled to receive severance payments upon certain terminations of employment. In addition, each NEO is entitled to receive payments upon a termination occurring within a limited period of time following a change in control. We believe the change in control arrangements provide continuity of management in the event of an actual or threatened change in control. We also believe that our termination and severance provisions reflect both market practices and competitive factors. Our Board believed that these severance payments and benefit arrangements were necessary to attract and retain our executives when these agreements were entered into.
         Tax Deductibility of Executive Compensation
Section 162(m) was amended under the Tax Cuts and Jobs Act and with limited exceptions, the performance-based exemption no longer applies. Compensation above $1,000,000 is generally non-deductible for any person who was (i) the chief executive officer or chief financial officer at any time during the taxable year, (ii) one of the three highest compensated other executive officers for the taxable year or (iii) a covered employee under Section 162(m) for any taxable year beginning on or after January 1, 2017.   Our Company’s objectives are not always consistent with the requirements for full deductibility. Therefore, deductibility is not the sole factor used in setting the appropriate compensation levels paid by the Company and decisions leading to future compensation levels may not be fully deductible under Section 162(m). We believe this flexibility enables us to respond to changing business conditions or to an executive’s exceptional individual performance.

SUMMARY COMPENSATION TABLE FOR FISCAL 2020
The following table summarizes the total compensation paid or earned by the NEOs for each of the last three fiscal years during which the officer was a NEO:

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)		Option/Share Appreciation Right Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Robert A. Katz	2020	688,534	—	1,034,942	(6)	1,034,976	—	(9)	—	31,445	2,789,897
Chairman and Chief Executive Officer	2019	961,896	—	1,315,920	(7)	999,961	316,115	(9)	—	30,804	3,624,696
	2018	929,367	—	1,209,885	(8)	999,945	210,009	(9)	—	29,192	3,378,398
Michael Z. Barkin	2020	522,500	—	750,159		750,371	—		—	7,626	2,030,656
Executive Vice President and Chief Financial Officer	2019	540,385	—	774,808		724,976	269,363		—	9,321	2,318,853
	2018	490,385	—	616,486		616,634	168,375		—	9,032	1,900,912
Patricia A. Campbell	2020	522,500	—	750,159		750,371	—		—	11,060	2,034,090
President - Mountain Division	2019	540,385	—	774,808		724,976	269,363		—	11,116	2,320,648
	2018	490,385	—	549,857		549,930	168,375		—	12,005	1,770,552
Kirsten A. Lynch	2020	522,500	—	750,159		750,371	—		—	8,235	2,031,265
Executive Vice President and Chief Marketing Officer	2019	540,385	—	774,808		724,976	269,363		—	11,099	2,320,631
	2018	490,385	—	549,857		549,930	168,375		—	10,949	1,769,496
David T. Shapiro	2020	482,962	—	517,471		517,443	—		—	6,795	1,524,671
Executive Vice President, General Counsel and Secretary	2019	486,447	—	549,812		499,977	163,250		—	14,237	1,713,723
	2018	426,732	—	349,967		349,977	96,428		—	23,078	1,246,182

(1)
Amounts shown reflect salary earned during the fiscal year, which differ from base salaries in that year based in part on the timing of previous year annual adjustments, mid-year promotions, service period and other adjustments in any given year.

(2)
Awards consist of RSUs. The amounts represent the aggregate grant date fair value of RSUs granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718, and do not represent cash payments made to individuals or amounts realized, or amounts that may be realized. Assumptions used in the calculation of these amounts are included in note 17 to our audited financial statements for fiscal 2020, which are included in our Annual Report.

(3)
Awards consist of SARs. The amounts represent the aggregate grant date fair value of SARs granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718, and do not represent cash payments made to individuals or amounts realized, or amounts that may be realized. Assumptions used in the calculation of these amounts are included in note 17 to our audited financial statements for fiscal 2020, which are included in our Annual Report.

(4)	As described in the Compensation Discussion & Analysis section of this proxy statement, as the Resort EBITDA target set under the MIP was not met, no MIP award was paid for any NEO during fiscal 2020.

(5)	All other compensation for fiscal 2020 includes the following:

Name	Fiscal Year	Company Contributions Under 401(k) Savings Plan ($)(a)	Company-paid Supplemental Life Insurance Premiums ($)(b)	Company-paid Supplemental Disability Insurance Premiums ($)(c)	Company-paid Lodging, Ski School Privileges and Discretionary Spending on Goods and Services ($)(d)	Total ($)
Robert A. Katz	2020	8,550	7,295	1,824	13,776	31,445
Michael Z. Barkin	2020	5,255	900	1,471	—	7,626
Patricia A. Campbell	2020	5,255	900	4,905	—	11,060
Kirsten A. Lynch	2020	5,255	900	2,080	—	8,235
David T. Shapiro	2020	1,493	900	4,402	—	6,795

(a)	Consists of Company contributions to the NEO’s accounts in the Company’s tax-qualified 401(k) plan.

(b)	Consists of premiums paid on behalf of the NEO for supplemental life insurance.

(c)	Consists of premiums paid on behalf of the NEO for supplemental disability insurance.

(d)
In fiscal 2020, our NEOs were entitled to participate in our Perquisite Fund Program, under which certain of the Company’s officers receive an annual allowance based on officer level to be used at the Company’s resorts. For fiscal 2020, annual allowances for NEOs were as follows: CEO—$70,000; President—$40,000; and Executive Vice President—$30,000. Executives may draw against the account to pay for services or goods at the market rate. Amounts of the fund used by the NEO are taxed as ordinary income, like other compensation. The amounts reported include the amounts used by the

NEO towards lodging, ski school privileges and discretionary spending on services or goods at our properties for personal use. In accordance with SEC rules, the value of these benefits is measured on the basis of the estimated aggregate incremental cost to the Company for providing these benefits, and perquisites and personal benefits are not reported for any NEO for whom such amounts were less than $10,000 in the aggregate for the fiscal year. In fiscal 2020, the Company also provided to each NEO benefits relating to the use of one or more of our private clubs, for which the Company incurred no incremental costs. NEOs are responsible for the payment of their individual, non-business related expenditures incurred at such clubs, although these expenses would qualify for reimbursement under the Perquisite Fund Program if within the NEO’s allowance under that program.

(6)
The amount shown in the “Stock Awards” column for fiscal 2020 includes $1,034,942 as part of his long-term equity incentive award, which represent the aggregate grant date fair value of RSUs, based on 4,768 RSUs granted on September 25, 2019. Mr. Katz’s did not receive a MIP award for fiscal 2020.

(7)
The amount shown in the “Stock Awards” column for fiscal 2019 includes $316,115 for 50% payment of Mr. Katz’s total MIP award and $999,805 as part of his long-term equity incentive award, which represent the aggregate grant date fair value of RSUs, based on the 1,456 and 3,706 RSUs granted on September 25, 2019 and September 27, 2018, respectively. Mr. Katz’s MIP award is paid 50% in cash and 50% in RSUs that vest annually over a three year period.

(8)
The amount shown in the “Stock Awards” column for fiscal 2018 includes $210,009 for 50% payment of Mr. Katz’s total MIP award and $999,876 as part of his long-term equity incentive award, which represent the aggregate grant date fair value of RSUs, based on the 778 and 4,637 RSUs granted on September 27, 2018 and September 27, 2017, respectively. Mr. Katz’s MIP award is paid 50% in cash and 50% in RSUs that vest annually over a three year period.

(9)
Mr. Katz’s MIP award is paid 50% in cash and 50% in RSUs that vest annually over a three year period. The amounts reported in the “Non-Equity Incentive Plan Compensation” column for fiscal 2020, 2019 and 2018 reflect only the cash amount paid to Mr. Katz for 50% of Mr. Katz’s total MIP award for the applicable fiscal year.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2020
The following table shows certain information regarding grants of plan-based awards to the NEOs during fiscal 2020:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(#)		All Other Option/SAR Awards: Number of Securities Underlying Options/SARs (#)(5)	Exercise or Base Price of Option/ SAR Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(6)
Name	Grant Date	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Robert A. Katz		—	1,002,079	2,004,158	—		—	—	—
	9/25/2019				6,224	(7)		n/a	1,350,981
	9/25/2019						22,827	295.19	1,034,976
Michael Z. Barkin		—	426,938	1,110,039	—		—	—	—
	9/25/2019				3,456	(7)		n/a	750,159
	9/25/2019						12,364	236.15	750,371
Patricia A. Campbell		—	426,938	1,110,039	—		—	—	—
	9/25/2019				3,456	(7)		n/a	750,159
	9/25/2019						12,364	236.15	750,371
Kirsten A. Lynch		—	426,938	1,110,039	—		—	—	—
	9/25/2019				3,456	(7)		n/a	750,159
	9/25/2019						12,364	236.15	750,371
David T. Shapiro		—	258,750	672,750	—		—	—	—
	9/25/2019				2,384	(7)		n/a	517,471
	9/25/2019						8,526	236.15	517,443

(1)
The estimated possible payouts are based on the parameters applicable to each NEO at the time the Compensation Committee established the relevant performance goals in writing at the beginning of fiscal 2020, as more fully described in the CD&A section of this proxy statement. The actual earned and subsequently paid amounts are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)
The Threshold amount is based on the MIP’s minimum target funding level based upon no achievement of Resort EBITDA targets for fiscal 2020, with the resulting funding applied to the NEO’s target percentage of base salary and then paid out at the 70% threshold level for individual performance (other than for Mr. Katz, whose MIP award is tied entirely to corporate performance and payout is 50% cash and 50% RSUs that vest over three years).

(3)
The Target amount is based on the MIP’s target funding level of 100% upon achievement by the Company of 100% of certain Resort EBITDA targets for fiscal 2020, with the resulting funding applied to the NEO’s target percentage of base salary and then paid out at the 100% target level for individual performance (other than for Mr. Katz, whose MIP award is tied entirely to corporate performance and payout is 50% cash and 50% RSUs that vest over three years).

(4)
The Maximum amount is based on the MIP’s maximum funding level of 200% upon achievement by the Company of at least 120% of certain Resort EBITDA targets for fiscal 2020, with the resulting funding applied to the NEO’s target percentage of base salary and then paid out at the 130% maximum level for individual performance (other than for Mr. Katz, whose MIP award is tied entirely to corporate performance and payout is 50% cash and 50% RSUs that vest over three years).

(5)
Represents SARs that vest in three equal annual installments beginning on the first anniversary of the date of grant. The exercise price of each SAR is equal to the closing price of our common stock on the date of grant, except in the case of the SARs award value granted to Mr. Katz for which the exercise price was 125% of the closing price of our common stock on the date of grant. Upon the exercise of a SAR, the actual number of shares the Company will issue to the NEO is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations. The grants were made pursuant to the 2015 Plan.

(6)
The amounts shown represent the aggregate fair value of the award calculated as of the grant date in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 17 to our audited financial statements for fiscal 2020, which are included in our Annual Report.

(7)
Represents RSUs that vest in three equal annual installments beginning on the first anniversary of the date of grant. The grants were made pursuant to the 2015 Plan. In the case of Mr. Katz, the number of shares includes 1,456 RSUs for 50% payment of Mr. Katz’s total MIP award for fiscal 2019 and 4,768 RSUs as part of his long-term equity incentive award for fiscal 2020.

EMPLOYMENT AGREEMENTS
The Company has an employment agreement with Mr. Katz, which was approved by the Compensation Committee. No other NEO has an employment agreement with the Company.
        Robert A. Katz, Chairman and Chief Executive Officer
The Company entered into an employment agreement with Mr. Katz on October 15, 2008, as amended on September 30, 2011 and April 11, 2013. The employment agreement had an initial term through October 15, 2011 and provides for automatic renewal for successive one year periods if neither party provides written notice of non-renewal to the other party not less than 60 days prior to the then-current scheduled expiration date. Under the employment agreement, the initial base salary was set at $843,500, subject to annual adjustments by the Compensation Committee, though in no case may the base salary be reduced at any time below the then-current level. As part of the Company-wide wage reduction plan effective April 2, 2009, Mr. Katz waived this requirement and did not take any salary for a twelve month period. Effective April 1, 2010, Mr. Katz’s salary was reinstated at 85% of his prior pre-wage reduction salary. Pursuant to the employment agreement, Mr. Katz also participates in the Company’s MIP, as more fully described in the CD&A. Under the employment agreement, if the Company achieves specified performance targets for the year under the MIP, Mr. Katz’s “target opportunity” will be no less than 100% of his base salary. The employment agreement provides that Mr. Katz’s MIP award is to be paid 50% in cash and 50% in RSUs that vest annually over a three year period. Mr. Katz also receives other benefits and perquisites on the same terms as afforded to senior executives generally, including customary health, disability and insurance benefits, certain membership benefits at the Company’s private clubs and participation in the Perquisite Fund Program.
The employment agreement also provides for certain payments in connection with the termination (including constructive termination) of Mr. Katz under certain circumstances, as more fully described under the heading “Potential Payments Upon Termination or Change in Control” below. The September 2011 amendment to his employment agreement eliminated his rights to (i) receive cash severance benefits upon his voluntary resignation within six months following a change in control, and (ii) be eligible to receive tax gross-up payments on severance and other benefits payable in connection with a change in control. The April 2013 amendment eliminated his rights to paid time off in connection with the Company’s adoption of a flexible time off policy.
Mr. Katz’s employment agreement contains standard provisions for non-competition and non-solicitation of the Company’s managerial employees that become effective as of the date of Mr. Katz’s termination of employment and that continue for two years thereafter. Mr. Katz is also subject to a permanent covenant to maintain confidentiality of the Company’s confidential information.

OUTSTANDING EQUITY AWARDS AT FISCAL 2020 YEAR-END
The following table shows certain information regarding outstanding equity awards held by the NEOs as of July 31, 2020:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options / SARs Exercisable (#)(1)	Number of Securities Underlying Unexercised Options / SARs Unexercisable (#)(1)(2)	Option /SAR Exercise Price ($)(3)	Option / SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Robert A. Katz	100,583 (SARs)		54.07	9/21/2022
	100,583 (SARs)		67.59	9/21/2022
	81,340 (SARs)		68.98	9/26/2023
	81,340 (SARs)		86.23	9/26/2023
	21,611 (SARs)		87.18	9/23/2024
	49,063 (SARs)		108.98	9/23/2024
	18,527 (SARs)		107.42	9/25/2025
	42,385 (SARs)		134.28	9/25/2025
	45,528 (SARs)		200.70	9/23/2026
	9,876 (SARs)	4,938 (SARs)	285.05	9/27/2027
	3,909 (SARs)	7,818 (SARs)	357.66	9/27/2028
		22,827 (SARs)	295.19	9/25/2029
					2,201	422,658
					2,988	573,786
					6,224	1,195,195
Michael Z. Barkin	2,860 (SARs)		87.18	9/23/2024
	13,169 (SARs)		107.42	9/25/2025
	8,698 (SARs)		160.56	9/23/2026
	5,121 (SARs)	2,561 (SARs)	228.04	9/27/2027
	2,379 (SARs)	4,758 (SARs)	286.13	9/27/2028
		12,364 (SARs)	236.15	9/25/2029
					953	183,005
					1,914	367,545
					3,456	663,656
Patricia A. Campbell	1,755 (SARs)		41.43	4/15/2022
	10,843 (SARs)		54.07	9/21/2022
	11,002 (SARs)		68.98	9/26/2023
	9,271 (SARs)		87.18	9/23/2024
	12,723 (SARs)		107.42	9/25/2025
	7,458 (SARs)		160.56	9/23/2026
	4,567 (SARs)	2,284 (SARs)	228.04	9/27/2027
	2,379 (SARs)	4,758 (SARs)	286.13	9/27/2028
		12,364 (SARs)	236.15	9/25/2029
					850	163,226
					1,914	367,545
					3,456	663,656
Kirsten A. Lynch	2,800 (SARs)		46.75	7/5/2021
	14,166 (SARs)		68.98	9/26/2023
	15,360 (SARs)		87.18	9/23/2024
	13,169 (SARs)		107.42	9/25/2025
	7,458 (SARs)		160.56	9/23/2026
	4,567 (SARs)	2,284 (SARs)	228.04	9/27/2027
	2,379 (SARs)	4,758 (SARs)	286.13	9/27/2028
		12,364 (SARs)	236.15	9/25/2029
					850	163,226
					1,914	367,545
					3,456	663,656
David T. Shapiro	8,440 (SARs)		107.42	9/25/2025
	2,907 (SARs)	1,453 (SARs)	228.04	9/27/2027
	1,641 (SARs)	3,281 (SARs)	286.13	9/27/2028
		8,526 (SARs)	236.15	9/25/2029
					541	103,888
					1,358	260,777
					2,384	457,800

(1)
Represents exercisable or unexercisable SARs that vest in three equal annual installments beginning on the first anniversary of the date of grant. Upon the exercise of a SAR, the actual number of shares the Company will issue to the NEO is equal to the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations.

(2)	The grant dates and vesting dates of each unexercisable SAR award as of July 31, 2020 are as follows:

Name	Number of Unexercisable SARs	Grant Date	Vesting Schedule of Original Total Grant	Vesting Date (date award is vested in full)
Robert A. Katz	4,938	September 27, 2017	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2020
	7,818	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	22,827	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
Michael Z. Barkin	2,561	September 27, 2017	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2020
	4,758	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	12,364	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
Patricia A. Campbell	2,284	September 27, 2017	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2020
	4,758	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	12,364	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
Kirsten A. Lynch	2,284	September 27, 2017	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2020
	4,758	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	12,364	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
David T. Shapiro	1,453	September 27, 2017	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2020
	3,281	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	8,526	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022

(3)
The exercise price of each SAR is equal to the closing price of our common stock on the date of grant, except for the Premium SARs granted to Mr. Katz with exercise prices of $67.59, $86.23, $108.98, $134.28, $200.70, $285.05, $357.66 and $295.19 which are equal to 125% of the closing price of our common stock on the date of grant.

(4)	Represents unvested RSUs that, unless otherwise specifically noted in footnote 5 below, vest in three equal annual installments beginning on the first anniversary of the date of grant.

(5)	The grant dates and vesting dates of RSUs that have not vested as of July 31, 2020 are as follows:

Name	Number of Unvested RSUs	Grant Date	Vesting Schedule of Original Total Grant	Vesting Date (date award is vested in full)
Robert A. Katz	2,201	September 27, 2017	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2020
	2,988	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	6,224	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
Michael Z. Barkin	953	September 27, 2017	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2020
	1,914	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	3,456	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
Patricia A. Campbell	850	September 27, 2017	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2020
	1,914	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	3,456	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
Kirsten A. Lynch	850	September 27, 2017	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2020
	1,914	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	3,456	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
David T. Shapiro	541	September 27, 2017	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2020
	1,358	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	2,384	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022

(6)	The fair market value of these unvested RSU awards was determined based on the closing price of our common stock of $192.03 per share on July 31, 2020, multiplied by the number of units.
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2020
The following table shows for fiscal 2020 certain information regarding SAR exercises and stock vested during the last fiscal year with respect to the NEOs:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise(#)(1)	Value Realized on Exercise($)(2)		Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(4)
Robert A. Katz	142,384	20,671,309	(3)	9,557	2,279,353
Michael Z. Barkin	8,000	1,149,280		2,925	695,681
Patricia A. Campbell	—	—		2,677	636,551
Kirsten A. Lynch	13,599	2,405,935		2,677	636,551
David T. Shapiro	8,166	791,844		1,819	432,550

(1)
Represents the aggregate number of shares acquired on vesting or exercise, as applicable. The amounts shown do not reflect amounts withheld by the Company to satisfy tax withholding requirements or to satisfy the exercise price.

(2)
The aggregate dollar value realized upon the exercise of options/SARs was computed by multiplying the difference between the closing price of the Company’s common stock on the exercise date and the exercise price for the award by the number of awards exercised.

(3)
As stated in the Company’s press release dated June 8, 2020, Mr. Katz exercised various SAR awards that were approaching their expiration date and donated both shares and proceeds received from the sale of shares to his family's charitable trust and foundation, which amount represented the full after-tax proceeds Mr. Katz received from such exercises.

(4)	The aggregate dollar value realized on the vesting of RSUs was computed by multiplying the closing price of the Company’s common stock on the vesting date by the number of shares vested.
PENSION BENEFITS
The Company does not provide pension benefits or a defined contribution plan to the NEOs other than the Company’s tax-qualified 401(k) plan.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2020
The following table shows for fiscal 2020 certain information regarding nonqualified deferred compensation benefits for the NEOs:

Name	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)(2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)(3)
Robert A. Katz	—	—	—	—	—
Michael Z. Barkin	—	—	—	—	—
Patricia A. Campbell	—	—	1,195	—	7,862
Kirsten A. Lynch	—	—	—	—	—
David T. Shapiro	—	—	—	—	—

(1)
Represents amount deferred during fiscal 2020, if any, which is reported as compensation to the NEO in the Summary Compensation Table. Although no amounts were deferred during fiscal 2020 for any NEO, Ms. Campbell made contributions prior to fiscal 2020.

(2)	None of the amounts set forth are reported in the Summary Compensation Table because above-market or preferential earnings are not available under the plan.

(3)	This amount reflects actual amounts reported and does not include accumulated earnings or withdrawals or distributions.
On September 15, 2000, Vail Associates, Inc., an indirect wholly-owned subsidiary of the Company, which we refer to in this section of the proxy statement as the Employer, adopted a Deferred Compensation Plan, which we refer to as the Grandfathered Plan, for the benefit of a select group of management or highly compensated employees, or participants. The Grandfathered Plan is not tax qualified. Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004, sets forth specific tax requirements related to nonqualified deferred compensation plans, including the Grandfathered Plan. Rules under Section 409A were effective for nonqualified deferrals of compensation after December 31, 2004. As a result, after December 31, 2004, no new contributions were accepted into the Grandfathered Plan.
Effective January 1, 2005, the Employer began operating a new nonqualified deferred compensation plan designed to comply with Section 409A, which we refer to as the Plan. The Plan provides for two classes of participants. Class 1 participants may contribute to the Plan up to 95% of their base pay and up to 95% of any Employer-paid bonus. Class 2 participants may defer only an amount of base pay equal to any 401(k) compliance test refund. Effective January 1, 2007, all participants became eligible to defer up to 80% of their base salary (including an amount of base pay equal to any 401(k) compliance test refund) and 100% of any Employer-paid bonus. Members of the Board may contribute up to 100% of their director fees. All contributions made by participants are 100% vested. The Employer may, on an annual basis, elect to make matching and/or discretionary employer contributions, although to date, the Employer has not made any such contributions. Matching and discretionary contributions vest as determined by the Employer or the Plan’s administrative committee, which we refer to in this section of the proxy statement as the Plan Committee. The Employer or the Plan Committee may accelerate the vesting on matching and/or discretionary Employer contributions at any time, and accelerated vesting will generally occur automatically upon a change in control as defined in Section 409A.
Under the Plan, all contributions for a Plan year are allocated among the following two types of accounts at the election of the Participant: Separation from Service accounts and Scheduled Distribution accounts. Separation from Service accounts are generally payable in a lump sum or installments six months following the termination of a Participant’s employment. Scheduled Distribution accounts are generally payable as a lump sum at a designated date at least three years from the year of deferral. Participants have limited rights to delay distributions from either type of account, provided that the election to delay a distribution (i) is made at least twelve months prior to the date the distribution would otherwise have been made, and (ii) delays the distribution for at least five years. All accounts are payable immediately upon the Participant’s disability or death. Participants generally have the right to receive an early distribution from their accounts only upon an unforeseeable emergency. Participants have the right to designate hypothetical investments for their accounts, and their accounts are credited with gains or losses in accordance with the Participants’ selections.
All contributions are placed in a rabbi trust which restricts the Employer’s use of and access to the contributions. However, all money in the rabbi trust remains subject to the Employer’s general creditors in the event of bankruptcy. The trustee, Wells Fargo Bank, N.A., is entitled to invest the trust fund in accordance with guidelines established by the Employer. Currently, all assets are invested in a Trust-Owned Life Insurance policy. To the extent that the funds in the trust are insufficient to pay Plan benefits, the Employer is required to fund the difference.
The Plan Committee is charged with responsibility to select certain mutual funds, insurance company separate accounts, indexed rates or other methods, which we refer to as Measurement Funds, for purposes of crediting or debiting additional amounts to Participants’ account balances. Participants may elect one or more of these Measurement Funds for purposes of crediting or debiting additional amounts to his or her account balance. As necessary, the Plan Committee may discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the first calendar quarter that begins at least thirty days after the day on which the Plan Committee gives Participants advance written notice of such change. Participants can change their Measurement Fund allocations daily. The Measurement Funds are valued daily at their net asset values.
Using the weighted average return methodology, the rate of return for the Plan, as a weighted portfolio, for the prior twelve-month period ended July 31, 2020 was 6.35%. The rate of return of the S&P 500 for that same period was 11.96%. For this purpose, the weighted portfolio is a weighted average percentage allocation based on the Plan sponsor’s liability holdings for a given point in time, and the weighted average returns are calculated based on the weights assigned using the returns of the underlying funds. Actual account cash balances were not used in calculating this performance. The Plan does not provide for the payment of interest based on above-market rates.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
The employment agreement with Mr. Katz and the Company’s executive severance policy, which applies to Messrs. Barkin and Shapiro and Mmes. Campbell and Lynch, require us to provide certain compensation in the event of certain terminations of employment or upon a change in control of the Company. The employment agreement with Mr. Katz and the executive severance policy provide that the Company may terminate the executive at any time with or without cause. However, if the executive’s employment is terminated without cause or terminated by the executive for good reason, then the executive shall be entitled, in exchange for a signed release, to receive compensation in the amounts and under the circumstances described below. In addition, the forms of equity award agreements used with all of our employees provide for the full acceleration of vesting of outstanding SARs, restricted stock and RSUs upon a change in control of the Company. In accordance with the employment agreement with Mr. Katz, if he breaches the post-employment non-competition or non-solicitation covenants to which he is subject under his employment agreement, then he must promptly reimburse the Company for any severance payments received from, or payable by, the Company.
The amounts shown in the tables below are estimates of the value of the payments and benefits each of our NEOs would have been entitled to receive had a termination event and/or a change in control of the Company occurred, effective as of July 31, 2020. The actual compensation to be paid to a NEO can only be determined at the time such NEO’s employment is terminated and may vary based on factors such as the timing during the year of any such event, the Company’s stock price and any changes to our benefit arrangements and policies.
         Robert A. Katz, Chairman and Chief Executive Officer
Mr. Katz’s employment agreement provides that upon (i) the giving of notice of non-renewal of the agreement by the Company or termination of employment by the Company without cause or (ii) termination of employment by Mr. Katz for good reason (as defined in the employment agreement), Mr. Katz is entitled to receive certain benefits (so long as he has executed a release in connection with his termination), including: (a) two years of then-current base salary payable in a lump sum; (b) a prorated MIP award (provided that performance targets are met) for the portion of the Company’s fiscal year through the effective date of the termination or non-renewal, payable in lump sum; (c) one year of COBRA premiums for continuation of health and dental coverage, payable in a lump sum; and (d) full accelerated vesting of any RSUs, SARs or other equity awards held by Mr. Katz. If, within twelve months of the consummation of a change in control of the Company, (i) the Company terminates Mr. Katz without cause or gives notice of non-renewal of his agreement or (ii) Mr. Katz terminates his employment for good reason, Mr. Katz is entitled to receive (so long as he has executed a release in connection with his termination): (a) two years of then-current base salary payable in a lump sum; (b) a prorated MIP award (provided that performance targets are met) for the portion of the Company’s fiscal year through the effective date of the termination or non-renewal, payable in lump sum; (c) an amount equal to the cash MIP award paid to Mr. Katz in the prior year, payable in lump sum; and (d) to the extent not already vested, full accelerated vesting of any RSUs, SARs or other equity awards held by Mr. Katz.
The following table describes the estimated potential compensation to Mr. Katz upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	2,004,158	—	2,004,158
SAR/RSU Acceleration	2,191,574	2,191,574	—
MIP Award	1,002,079	—	1,318,194
Health Insurance	28,432	—	—
Total	$5,226,243	$2,191,574	$3,322,352

(1)
Assumes the following: (a) base salary equal to $1,002,079 is in effect as of the assumed termination or change in control date of July 31, 2020; (b) executive’s unvested RSUs and SARs at July 31, 2020 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $192.03); and (c) all Company targets under the MIP are met and executive’s pro rata MIP award payable as of the termination date is the target amount indicated under Non-Equity Incentive Plan Awards in the Grants of Plan-Based Awards Table above.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control when the new owners are bound by the terms of the employment agreement, except that equity awards would have already accelerated in full upon the change in control event.

         Michael Z. Barkin, Executive Vice President and Chief Financial Officer
Pursuant to the Company’s executive severance policy, Mr. Barkin is entitled to receive severance payments upon certain terminations of employment. In addition, Mr. Barkin is entitled to receive payments upon a termination occurring within a certain period of time following a change in control.
The following table describes the estimated potential compensation to Mr. Barkin upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$569,250	$—	$569,250
SAR/RSU Acceleration	—	1,214,206	—
MIP Award	—	—	—
Health Insurance	—	—	—
Total	$569,250	$1,214,206	$569,250

(1)
Assumes the following: (a) base salary equal to $569,250 is in effect as of the assumed termination or change in control date of July 31, 2020; (b) executive’s unvested SARs and RSUs at July 31, 2020 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $192.03); and (c) MIP award payable under the executive severance policy upon a termination following a change in control is equal to the most recent MIP award paid to the executive.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control pursuant to the Company’s executive severance policy when the new owners are bound by the terms of the executive severance policy, except that equity awards would have already accelerated in full upon the change in control event.

         Patricia A. Campbell, President - Mountain Division
Pursuant to the Company’s executive severance policy, Ms. Campbell is entitled to receive severance payments upon certain terminations of employment. In addition, Ms. Campbell is entitled to receive payments upon a termination occurring within a certain period of time following a change in control.
The following table describes the estimated potential compensation to Ms. Campbell upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$569,250	$—	$569,250
SAR/RSU Acceleration	—	1,194,427	—
MIP Award	—	—	—
Health Insurance	—	—	—
Total	$569,250	$1,194,427	$569,250

(1)
Assumes the following: (a) base salary equal to $569,250 is in effect as of the assumed termination or change in control date of July 31, 2020; (b) executive’s unvested SARs and RSUs at July 31, 2020 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $192.03); and (c) MIP award payable under the executive severance policy upon a termination following a change in control is equal to the most recent MIP award paid to the executive.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control pursuant to the Company’s executive severance policy when the new owners are bound by the terms of the executive severance policy, except that equity awards would have already accelerated in full upon the change in control event.

Kirsten A. Lynch, Executive Vice President and Chief Marketing Officer
Pursuant to the Company’s executive severance policy, Ms. Lynch is entitled to receive severance payments upon certain terminations of employment. In addition, Ms. Lynch is entitled to receive payments upon a termination occurring within a certain period of time following a change in control.

The following table describes the estimated potential compensation to Ms. Lynch upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$569,250	$—	$569,250
SAR/RSU Acceleration	—	1,194,427	—
MIP Award	—	—	—
Health Insurance	—	—	—
Total	$569,250	$1,194,427	$569,250

(1)
Assumes the following: (a) base salary equal to $569,250 is in effect as of the assumed termination or change in control date of July 31, 2020; (b) executive’s unvested SARs and RSUs at July 31, 2020 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $192.03); and (c) MIP award payable under the executive severance policy upon a termination following a change in control is equal to the most recent MIP award paid to the executive.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control pursuant to the Company’s executive severance policy when the new owners are bound by the terms of the executive severance policy, except that equity awards would have already accelerated in full upon the change in control event.

         David T. Shapiro, Executive Vice President, General Counsel and Secretary
Pursuant to the Company’s executive severance policy, Mr. Shapiro is entitled to receive severance payments upon certain terminations of employment. In addition, Mr. Shapiro is entitled to receive payments upon a termination occurring within a certain period of time following a change in control.
The following table describes the estimated potential compensation to Mr. Shapiro upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$517,500	$—	$517,500
SAR/RSU Acceleration	—	822,464	—
MIP Award	—	—	—
Health Insurance	—	—	—
Total	$517,500	$822,464	$517,500

(1)
Assumes the following: (a) base salary equal to $517,500 is in effect as of the assumed termination or change in control date of July 31, 2020; (b) executive’s unvested SARs and RSUs at July 31, 2020 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $192.03); and (c) MIP award payable under the executive severance policy upon a termination following a change in control is equal to the most recent MIP award paid to the executive.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control pursuant to the Company’s executive severance policy when the new owners are bound by the terms of the executive severance policy, except that equity awards would have already accelerated in full upon the change in control event.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table summarizes the Company’s equity compensation plans as of July 31, 2020:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)(2) (in thousands)	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in thousands)
Equity compensation plans approved by security holders	1,191	$138.59	3,224
Equity compensation plans not approved by security holders	—	—	—
Total	1,191	$138.59	3,224

(1)	Includes 130,000 RSUs that are not included in the calculation of the Weighted-Average Exercise Price in column (b).

(2)
Includes the gross number of shares underlying outstanding SARs. Upon the exercise of a SAR, the actual number of shares we will issue to the participant is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K (we refer to the statute and the regulation collectively as the “pay ratio rule”), we are providing the ratio of the annual total compensation of Mr. Katz, our Chief Executive Officer, to the annual total compensation of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with the pay ratio rule.

To calculate the pay ratio, we determined our median employee as of July 31, 2020, which is the last day of our fiscal 2020. On July 31, 2020, we had 11,303 employees, 6,993 of which were year-round employees and 4,310 of which were seasonal employees.

To identify the “median employee” for the purposes of this disclosure, we analyzed, for all of the individuals employed by us as of July 31, 2020, or as of June 30, 2020 in the case of Australian employees, the compensation that we paid to each of those individuals for the 12-month period ending on that date. We considered each employee’s “compensation” to consist of (i) the employee’s total gross earnings for a 12-month period ending on July 31, 2020 or June 30, 2020 (in the case of Australia), plus (ii) the estimated amount of the Company’s contributions for that period to the retirement plans in which the employee participates based upon the employee’s deferral elections on the date identified. For our Canadian employees, the rate of pay was converted to U.S. Dollars using a conversion rate US$1.0000 to CAD$0.7531. For our Australian employees, the rate of pay was converted to U.S. Dollars using a conversion rate of US$1.0000 to AUS$0.7233. No cost-of-living adjustments were made.

Total Annual Compensation of our CEO in fiscal 2020 was $2,789,897 and was based on the compensation reportable in the Summary Compensation Table according to applicable instructions and interpretations. When compared to the total annual compensation for our median employee of $35,777, this results in a pay ratio of 78:1.

The nature of our operations requires the use of many seasonal and part-time employees who do not work year round, and accordingly, we are providing a supplemental disclosure annualizing the compensation of such employees. To identify the “median employee” for purposes of this supplemental disclosure, we analyzed, for all of the individuals employed by use as of July 31, 2020, or as of June 30, 2020 in the case of Australian employees, the compensation that we paid to each of those individuals for the 12-month period ending on that date. We considered each employee’s “compensation” to consist of (i) the employee’s total gross earnings for the 12-month period ending July 31, 2020 or June 30, 2020 (in the case of Australia), plus (ii) the estimated amount of the Company’s contributions for that period to the retirement plans in which the employee participates. The compensation for seasonal or part-time employees who were not employed by us for the entire 12-month period was annualized to reflect compensation for a comparable period (or 2,080 hours worked during the year). The same Canadian and Australian dollar currency conversion rates as stated above were used for this supplemental disclosure. No cost-of-living adjustments were made.

Using the total annual compensation of our CEO in fiscal 2020 of $2,789,897 as presented in the Summary Compensation Table, when compared to the total annualized compensation for our median employee as of July 31, 2020 of $42,412, the results in a pay ratio of 66:1.

PROPOSAL 2. RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected, and the Board has ratified the selection of, PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal 2021, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has been the Company’s independent registered public accounting firm since 2002. PricewaterhouseCoopers LLP expects to have a representative at the annual meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. It is understood that even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.
FEES BILLED TO VAIL RESORTS BY PRICEWATERHOUSECOOPERS LLP DURING FISCAL 2020 AND FISCAL 2019
Audit Fees.    Audit fees (including expenses) billed (or billable) to the Company by PricewaterhouseCoopers LLP for the audit of our annual financial statements included in our Form 10-K and the review of the financial statements included in our Forms 10-Q with respect to fiscal 2020 and fiscal 2019 were $2,896,000 and $2,910,500, respectively. For both fiscal years, such fees included fees for PricewaterhouseCoopers LLP’s examination of the effectiveness of the Company’s internal control over financial reporting.
Audit-Related Fees.    There were no audit related fees billed by PricewaterhouseCoopers LLP with respect to fiscal 2020 and fiscal 2019.
Tax Fees.    Tax fees billed or billable by PricewaterhouseCoopers LLP with respect to fiscal 2020 were $178,400. In fiscal 2019, there were $12,000 of tax fees billed by PricewaterhouseCoopers LLP. Such fees for fiscal 2020 were related to tax services provided to the Company in connection with international tax compliance.
All Other Fees.    All other fees (including expenses) billed by PricewaterhouseCoopers LLP with respect to fiscal 2020 and fiscal 2019 were $5,100 and $4,500, respectively. Such fees were related to software licensing fees for technical research tools.
The Audit Committee determined that the provision of services other than audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence.
The Audit Committee has the sole authority to approve all audit engagement fees and terms and pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve services between Audit Committee meetings, which must be reported to the full Audit Committee at its next meeting. Fees for permissible non-audit services that are not pre-approved must be less than 5% of total fees paid. For fiscal 2020 and fiscal 2019, all of the fees included under the headings “Tax Fees” and “All Other Fees” above were pre-approved by the Audit Committee.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 31, 2021.

PROPOSAL 3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, we are asking stockholders to approve an advisory resolution, commonly referred to as a “say-on-pay” resolution, approving our executive compensation as reported in this proxy statement. As described in the CD&A section of this proxy statement, our executive compensation program is designed to incentivize achievement of short- and long-term Company and individual performance. We believe this compensation approach aligns the interests of our executive officers with those of our stockholders.
The Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Emphasizing Pay-for-Performance. Emphasize pay-for-performance by tying annual and long-term compensation incentives to achievement of specified performance objectives or overall stock performance.

•
Attracting, Retaining and Motivating.  Attract, retain and motivate talented executives who will determine our long-term success through a program competitive with compensation paid by companies in the same market for executive talent.

•
Rewarding Contributions and Creating Long-Term Value.  Recognize and reward contributions of all employees, including executive officers, in achieving strategic goals and business objectives, while aligning the program with stockholder interests.

We encourage stockholders to read the CD&A (as well as the other tables and narrative disclosures included in this proxy statement), which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives, including through the use of annual incentive awards, long-term equity awards, a high percentage of compensation that is variable or “at-risk” and performance-based stock awards for our CEO. The Compensation Committee and the Board believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company’s recent and long-term success and is aligned with the interests of our stockholders.
At the 2019 annual meeting, we submitted a “say-on-pay” resolution to our stockholders. Our stockholders approved this proposal with approximately 86% of the votes cast on the proposal voting in favor of the resolution. Because our Board views the annual advisory vote as a good corporate governance practice, and because at our 2017 annual meeting approximately 93% of the votes cast on the frequency proposal were in favor of an annual advisory vote, we are again asking stockholders to approve the compensation of our NEOs as disclosed in this proxy statement. The Board currently believes that holding an annual say-on-pay vote is the most appropriate policy for the Company, consistent with the overwhelming preference indicated by our stockholders at the 2017 annual meeting. Therefore we expect that the next say on pay vote will occur at the 2021 annual meeting of stockholders.
Accordingly, the Board unanimously recommends that stockholders approve the following advisory resolution at the annual meeting:
“RESOLVED, that the compensation paid to the named executive officers of Vail Resorts, Inc., as disclosed pursuant to the rules of the Securities and Exchange Commission, including the CD&A, compensation tables and related narrative discussion, is hereby APPROVED.”
Although this vote is advisory and is not binding on the Company, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION.

THE ANNUAL MEETING AND VOTING – QUESTIONS AND ANSWERS
How can stockholders attend the annual meeting?
Due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our stockholders, employees and directors, this year’s annual meeting will be held entirely online. Only such stockholders as of the close of business on October 7, 2020, their proxy holders, and our invited guests may attend the Annual Meeting. To participate in the virtual annual meeting, visit www.virtualshareholdermeeting.com/MTN2020 and log in using the 16-digit control number printed in the box marked by the arrow on your proxy card. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the annual meeting, please call (855) 449-0991.
What is the agenda for the annual meeting?
The annual meeting will include a discussion of and voting on matters described in the Notice of 2020 Annual Meeting of Stockholders and Proxy Statement and a brief question and answer session.  The question and answer session will be limited only to questions relating to the proposals set forth in the Notice and Proxy Statement.  We will not be providing a business update or answering any business or company performance related questions at the annual meeting as we will be releasing our results for the first quarter of fiscal 2021 the following week and holding an investor call to discuss the results at such time. If you wish to submit a question relating to the proposals set forth in the Notice and Proxy Statement, immediately before or during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/MTN2020, type your question into the “Ask a Question” field, and click “Submit.”
What is the difference between a stockholder of record and a “street name” holder?
If your shares of the Company’s common stock are registered directly in your name with the Company’s transfer agent, EQ Shareowner Services, then you are a stockholder of record.
If your shares are not held in your name, but rather are held through an intermediary, such as in an account at a brokerage firm or by a bank, trustee or other nominee, then you are the beneficial owner of shares held in “street name.” However, as a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account.
Who is entitled to vote at or attend the annual meeting?
Holders of record and street name holders (subject to the requirements below) of our common stock and the Exchangeable Shares (as defined below) as of the close of business on October 7, 2020, which we refer to as the record date, are entitled to vote. On the record date, we had 40,249,124 shares of common stock outstanding and 35,607 Exchangeable Shares outstanding. Each share, including each Exchangeable Share, is entitled to one vote on each item being voted on at the annual meeting. You are entitled to attend the annual meeting only if you were a stockholder, joint holder or holder of Exchangeable Shares as of the record date or you hold a valid proxy for the annual meeting.
        If you are a stockholder of record:
If you are a stockholder of record, you may vote at the virtual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy in advance of the annual meeting over the telephone or on the Internet as instructed in the Notice of Internet Availability of Proxy Materials to ensure your vote is counted.
        If you are a street name holder:
If you are a street name holder, you may not vote your shares at the virtual annual meeting unless you request and obtain a valid proxy from your broker or other nominee and follow the instructions on how to attend the virtual meeting. If you want to attend the virtual annual meeting, but not vote at the meeting, you must also follow the instructions of your broker or other nominee on how to attend the virtual meeting. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy or otherwise instruct your nominee how to vote on your behalf in advance of the annual meeting in accordance with the instructions provided by your bank, broker, trustee or other nominee.

How do I vote my shares?
        If you are a stockholder of record of our common shares:
        By Telephone or the Internet
Stockholders of record can vote their shares via telephone or the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.
The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Time, on December 2, 2020.
        By Mail
Stockholders who elect to vote by mail should request a paper proxy card by telephone or Internet and should complete, sign and date their proxy cards and mail them in the pre-addressed envelopes that accompany the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted.
By Participating in the Virtual Annual Meeting
Stockholders of record who wish to vote electronically at the virtual annual meeting may visit www.virtualshareholdermeeting.com/MTN2020, log in using the 16-digit control number printed in the box marked by the arrow on your proxy card, click on the vote button on the screen and follow the instructions provided.
       If you are a street name holder of our common shares:
        By Telephone or the Internet
If your broker or other nominee provides for a means to submit your voting instructions by telephone or the Internet, you will be provided with directions on doing so by your broker or other nominee.
        By Mail
Street name holders may vote by mail by requesting a paper voting instruction card according to the instructions contained in the materials received from your broker or other nominee.
        By Participating in the Virtual Annual Meeting
Street name holders who wish to vote electronically at the virtual annual meeting may visit www.virtualshareholdermeeting.com/MTN2020, log in using the 16-digit control number printed in the box marked by the arrow on your proxy card, click on the vote button on the screen and follow the instructions provided.
If you are a holder of record of the Whistler Blackcomb exchangeable shares:
Holders of exchangeable shares, which we refer to as the “Exchangeable Shares,” issued by Whistler Blackcomb Holdings, Inc. (formerly known as 1068877 B.C. Ltd.), a Canadian subsidiary of ours (“Exchangeco”), are receiving these proxy materials in accordance with the provisions of the Exchangeable Shares and the Voting and Exchange Trust Agreement (the “Trust Agreement”), dated as of October 16, 2016, among the Company, 1089881 B.C. Ltd., Exchangeco and Computershare Trust Company of Canada (the “Trustee”). The Exchangeable Shares are exchangeable for shares of the Company’s common stock on a one-for-one basis.
In accordance with the Trust Agreement, holders of Exchangeable Shares are effectively provided with voting rights for each Exchangeable Share that are nearly equivalent to the voting rights applicable to a share of the Company’s common stock, and holders are entitled to instruct the Trustee as to how to vote their Exchangeable Shares. The Trustee holds one share of the Company’s preferred stock designated as the “Special Voting Share.” The Special Voting Share entitles the Trustee to vote on matters in which holders of the Company’s common stock are entitled to vote. The Special Voting Share is entitled to a number of votes equal to the number of Exchangeable Shares outstanding on the record date for determining holders of the Company’s common stock entitled to vote and for which the Trustee has received voting instructions from the holders of such Exchangeable Shares. The Special Voting Share shall vote together with the holders of the Company’s common stock as a single class.
In accordance with the terms of the Trust Agreement, the Company has undertaken to perform the obligations of the Trustee and has authorized Broadridge Financial Solutions, Inc. (“Broadridge”) to collect and receive directly the votes from the holders of the Exchangeable Shares on its behalf. Based upon the foregoing, holders of Exchangeable shares are entitled to cast up to 35,607 votes at the annual meeting. However, Broadridge will receive and tabulate each vote attached to the Exchangeable Shares only on the basis of instructions received from the holders of record of the Exchangeable Shares. In the absence of instructions from a holder as to voting, Broadridge will not include the Exchangeable Shares held by such holder in the vote.
If you are a holder of record of Exchangeable Shares, you can vote your Exchangeable Shares:
By Telephone or the Internet
Holders of Exchangeable Shares of record can vote their shares via telephone or the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.
The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Time, on December 2, 2020.
By Mail
Holders of Exchangeable Shares who elect to vote by mail should request a paper proxy card by telephone or Internet and should complete, sign and date their proxy cards and mail them in the pre-addressed envelopes that accompany the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the meeting in order for your Exchangeable Shares to be voted.
        By Participating in the Virtual Annual Meeting
Holders of Exchangeable Shares who wish to vote electronically at the virtual annual meeting may visit www.virtualshareholdermeeting.com/MTN2020, log in using the 16-digit control number printed in the box marked by the arrow on your proxy card, click on the vote button on the screen and follow the instructions provided. You may also instruct Broadridge to give a proxy to a designated representative of the Company to exercise such voting rights.
Only holders of Exchangeable Shares whose names appear on the records of Exchangeco as the registered holders of Exchangeable Shares on the record date are entitled to exercise voting rights in respect of their Exchangeable Shares at the annual meeting. If on the record date your Exchangeable Shares were held not in your name, but rather in the name of a nominee, then you are the beneficial owner of Exchangeable Shares held in “street name” and these proxy materials, if you have received them, are being forwarded to you by that nominee. The nominee holding your account is considered to be the stockholder of record for purposes of voting your Exchangeable Shares. As a beneficial owner, you have the right to direct your nominee on how to vote your Exchangeable Shares in accordance with the instructions provided by your nominee.
Can I change my vote?
If you are a stockholder of record of common stock, you may change your vote at any time prior to the vote at the annual meeting by:

•	providing timely delivery of a later-dated proxy (including by telephone or Internet vote);

•	providing timely written notice of revocation to our Secretary at 390 Interlocken Crescent, Broomfield, Colorado 80021; or

•	attending the virtual annual meeting and voting electronically.
To be timely, later dated proxy cards and written notices if revocation is submitted by mail, must be received by the time of the annual meeting. In order to change your vote by telephone or Internet, you must do so before the telephone and Internet voting facilities close at 11:59 p.m., Eastern Time, on December 2, 2020.
If you are a street name holder of common stock, you may change your vote by timely submitting new voting instructions to your broker or other nominee following the instructions they provided, or, if you have obtained a valid proxy from your broker or other nominee giving you the right to vote your shares, by attending the virtual meeting and voting electronically.
If you are a holder of Exchangeable Shares, you may revoke your voting instructions to Broadridge in accordance with the voting direction provided by Broadridge.
How many shares must be present or represented to conduct business at the annual meeting?
The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the issued and outstanding common stock that is entitled to vote must be present virtually or represented by proxy. Both abstentions and broker non-votes described below are counted for the purpose of determining the presence of a quorum. If there is no quorum, the holders of a majority of shares present at the virtual meeting or represented by proxy may adjourn the annual meeting to another date.

How are abstentions treated?
Abstentions are counted for purposes of determining whether a quorum is present. For purposes of determining whether the stockholders have approved a matter, abstentions are not treated as votes cast affirmatively or negatively, and therefore do not have any effect on the outcome of a matter to be voted on at the annual meeting that requires an affirmative vote of a majority of the votes cast by holders of our common stock present virtually or by proxy at the annual meeting. A “majority of votes cast” means the number of “FOR” votes exceeds the number of “AGAINST” votes.
What are the voting requirements?
Proposal 1—Election of Directors
In the election of directors named in this proxy statement, you may vote “FOR” one or more of the nominees or your vote may be “AGAINST” one or more of the nominees. Alternatively, you may vote “ABSTAIN” with respect to one or more nominees. You may not cumulate your votes for the election of directors. To be elected, each director nominee requires a majority of the votes cast for his or her election, which means that each director nominee must receive more votes cast “FOR” than “AGAINST” that director nominee. Abstentions are not treated as voting on this proposal. If stockholders do not elect a nominee who is already serving as a director, Delaware law provides that the director would continue to serve on the Board as a “holdover director,” rather than causing a vacancy, until a successor is duly elected or until the director resigns. Under our Corporate Governance Guidelines and as permitted by our Bylaws, each director has submitted an advance, contingent resignation that the Board may accept if stockholders do not elect the director. In that situation, our Nominating & Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will promptly publicly disclose its decision regarding the director’s resignation.
Proposal 2—Ratification of Selection of PricewaterhouseCoopers LLP
In the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2021, you may vote “FOR,” “AGAINST” or “ABSTAIN.” This proposal requires the affirmative vote of a majority of those shares present virtually or represented by proxy, entitled to vote, and actually voting on the proposal at the annual meeting. Abstentions are not treated as voting on this proposal.
Proposal 3—Advisory Vote to Approve Executive Compensation
In the advisory vote to approve executive compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” This proposal requires the affirmative vote of a majority of those shares present virtually or represented by proxy, entitled to vote, and actually voting on the proposal at the annual meeting. Abstentions are not treated as voting on this proposal. The vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.
         What are “broker non-votes”?
If you hold shares in street name through a broker and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given by the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are considered present for purpose of determining a quorum but are not considered entitled to vote or votes cast on that proposal. Thus, a broker non-vote will make a quorum more readily attainable, but, broker non-votes will not affect the outcome of any matter being voted on at the annual meeting, assuming that a quorum is obtained.
If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on “routine” matters. The proposal to ratify the selection of our independent registered public accounting firm for the current fiscal year (Proposal 2) is considered a routine matter. Under the rules of the New York Stock Exchange, or the NYSE, the election of directors (Proposal 1) and the advisory vote to approve executive compensation (Proposal 3) are not considered routine matters and, consequently, without your voting instructions, your broker cannot vote your uninstructed shares on these proposals.
Who will serve as inspector of elections?
The inspector of elections will be a representative from Broadridge Financial Solutions, Inc.

Who will bear the cost of soliciting votes for the annual meeting?
The Company is soliciting your proxy, and we will bear the cost of soliciting proxies. In addition to the original solicitation of proxies, proxies may be solicited personally, by telephone or other means of communication, by our directors and employees. Directors and employees will not be paid any additional compensation for soliciting proxies.
We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such common stock.
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
If you receive more than one Notice of Internet Availability of Proxy Materials, it means that you have multiple accounts at the transfer agent or with brokers or other nominees. Please vote all of your shares as described herein, or follow the instructions received from each broker or other nominee, to ensure that all of your shares are voted.
What if I submit a proxy but do not make specific choices?
If a proxy is voted by telephone or Internet, or is signed and returned by mail without choices specified, in the absence of contrary instructions, the shares of common stock represented by such proxy will be voted as recommended by the Board, and will be voted in the proxy holders’ discretion as to other matters that may properly come before the annual meeting.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be reported in a Form 8-K, which will be filed with the SEC following the annual meeting.
Annual Meeting Materials
The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting, this proxy statement and the Annual Report have been made available to all stockholders and holders of Exchangeable Shares entitled to Notice of Internet Availability of Proxy Materials and entitled to vote at the annual meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING
The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and proxy for the 2021 annual meeting of stockholders is June 23, 2021. Such proposals must be received at the Company’s principal executive offices no later than such date.
If you wish to nominate a director or submit a proposal for consideration at the Company’s 2021 annual meeting of stockholders that is not to be included in next year’s proxy materials, your proposal or nomination must be submitted in writing to the Secretary of the Company not later than September 4, 2021 nor earlier than August 5, 2021. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Such notices must be in accordance with the procedures described in our Bylaws. You can obtain a copy of our Bylaws by writing the Secretary at the address shown on the cover of this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Company stockholders may be “householding” our proxy materials to the extent such stockholders have given their prior express or implied consent in accordance with SEC rules. A single Notice of Internet Availability of Proxy Materials, proxy statement and Annual Report (if you requested one) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, proxy statement and Annual Report, please notify your broker to discontinue householding and direct your written request to receive a separate Notice of Internet Availability of Proxy Materials, proxy statement and Annual Report to the Company at: Vail Resorts, Inc., Attention:

Investor Relations, 390 Interlocken Crescent, Broomfield, Colorado, 80021, or by calling (303) 404-1800. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials, proxy statement and Annual Report at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS
At the date of this proxy statement, the Board has no knowledge of any business other than that described herein which will be presented for consideration at the annual meeting. In the event any other business is presented at the annual meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.
David T. Shapiro
Executive Vice President, General Counsel & Secretary
October 21, 2020
        A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020 is available without charge upon written request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021.

VAILRESORTS

VAIL RESORTS, INC.
390 INTERLOCKEN CRESCENT
BROOMFIELD, CO 80021

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 2, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MTN2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 2, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D25227-P44750 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VAIL RESORTS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Susan L. Decker	☐	☐	☐
1b. Robert A. Katz	☐	☐	☐
1c. Nadia Rawlinson	☐	☐	☐
1d. John T. Redmond	☐	☐	☐
1e. Michele Romanow	☐	☐	☐
1f. Hilary A. Schneider	☐	☐	☐
1g. D. Bruce Sewell	☐	☐	☐
1h. John F. Sorte	☐	☐	☐
1i. Peter A. Vaughn	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:	**For**	**Against**	**Abstain**
2. Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2021;	☐	☐	☐
3. Hold an advisory vote to approve executive compensation.	☐	☐	☐

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

VAIL RESORTS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, December 3, 2020
9:00 a.m., Mountain Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

D25228-P44750

VAIL RESORTS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, December 3, 2020
9:00 a.m., Mountain Time

This proxy is solicited by the Board of Directors for use at the Annual Meeting on December 3, 2020.

The shares of stock you hold in this account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3 and otherwise in the discretion of the proxies.

By signing the proxy, you revoke all prior proxies and appoint Robert A. Katz and Michael Z. Barkin, and each of them with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

Continued and to be signed on the reverse side